UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ⌧                            Filed by a Party other than the Registrant  ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

⌧ No fee required.

◻ Fee paid previously with preliminary materials.

◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2023

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of G-III Apparel Group, Ltd., which will be held on Tuesday, October 10, 2023 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, 30th Floor, New York, New York 10019.

Only stockholders of record at the close of business on August 18, 2023, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. Stockholders who own shares of our common stock beneficially through a bank, broker or other nominee will also be entitled to attend the Special Meeting.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration at the meeting. You are being asked:

1	To approve the G-III 2023 Long-Term Incentive Plan,
2	To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of Proposal No. 1 set forth herein, and
3	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to attend the Special Meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

Thank you for your cooperation.

Very truly yours,

Morris Goldfarb
Chief Executive Officer

September 11, 2023

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the “Special Meeting”) of G-III Apparel Group, Ltd. will be held on:

Tuesday, October 10, 2023	10:00 a.m., New York time	The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019

For the following purposes:

1	To approve the G-III 2023 Long-Term Incentive Plan (the “2023 Plan Proposal”),
2	To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of Proposal No. 1 set forth herein (the “Adjournment Proposal”), and
3	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

 Only stockholders of record at the close of business on August 18, 2023 will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. No postage is required if the proxy is mailed in the United States. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders who attend the Special Meeting may revoke their proxies and vote their shares in person.

The Board recommends that you vote “FOR” the 2023 Plan Proposal and “FOR” the Adjournment Proposal.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on October 10, 2023

The Proxy Statement is available in the “Investors” section of our website at http://www.giii.com.

By Order of the Board of Directors

Michael C. Brady
Secretary
New York, NY
September 11, 2023

1	PROXY STATEMENT	14	PROPOSAL NO. 2 ADJOURNMENT PROPOSAL
1	General Information	15	BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT
3	PROXY SUMMARY	18	EXECUTIVE COMPENSATION
3	Special Meeting of Stockholders	21	COMPENSATION DISCUSSION AND ANALYSIS FOR FISCAL 2023
5	PROPOSAL NO. 1 2023 LONG-TERM INCENTIVE PLAN	34	Summary Compensation Table
5	General Information	47	Director Compensation
6	Equity Compensation Plan Information	49	STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
8	Summary of the 2023 Plan	51	HOUSEHOLDING OF PROXY MATERIALS
12	Certain U.S. Income Tax Consequences	52	OTHER BUSINESS
13	New Plan Benefits	53	APPENDIX A

How to Vote in Advance
Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card or voting instruction form in hand and follow the below instructions:
By telephone – You can vote your shares by calling the number on your proxy card or voting instruction form
By Internet – You can vote your shares online at the website shown on your proxy card or voting instruction form
By mail – Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

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G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

PROXY STATEMENT

General Information

This Proxy Statement (first mailed to stockholders on or about September 11, 2023) is furnished to the holders of common stock, par value $0.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Special Meeting of Stockholders (the “Special Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held on:

Tuesday, October 10, 2023	10:00 a.m., New York time	The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019

It is proposed that, at the Special Meeting, we:

1	Approve the G-III 2023 Long-Term Incentive Plan,
2	Adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of Proposal No. 1 set forth herein, and
3	Transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Management currently is not aware of any other matters that will come before the Special Meeting. If any other matters properly come before the Special Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Special Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom (except our proxy solicitor D.F. King) will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. In addition to solicitations by mail, we have retained D.F. King to aid in the solicitation of proxies for the Special Meeting at an estimated fee of $12,000. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

A form of proxy for use at the Special Meeting and a return envelope for the proxy are enclosed, or you may vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Special Meeting. Beneficial owners of our Common Stock should contact their bank, brokerage firm or other custodian, nominee, or fiduciary if they wish to revoke their proxy.

2023 SPECIAL MEETING PROXY STATEMENT / 1

Proxy Statement

Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no instructions are given, the proxies intend to vote the shares represented thereby:

(i)	“FOR” the approval of the G-III 2023 Long-Term Incentive Plan,
(ii)	“FOR” the approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies as described in this Proxy Statement, and
(iii)	In accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

On August 18, 2023, there were 45,721,002 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Special Meeting. Only stockholders of record at the close of business on August 18, 2023 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

The quorum requirement for holding the Special Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Special Meeting. The shares may be present in person or represented by proxy at the Special Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. Under current Nasdaq rules, brokers do not have discretionary voting power with respect to any of the proposals, unless you provide voting instructions to your broker.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting is required to decide the matters to be voted on at the Special Meeting.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the (a) proposal to approve the G-III 2023 Long-Term Incentive Plan, and (b) proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of Proposal No. 1 set forth herein. If you elect to abstain from voting on either of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card with respect to any other matters to be voted upon at the Special Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Special Meeting.

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PROXY SUMMARY

This summary highlights information on the proposals that require your vote at the Special Meeting, as well as information that is contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider before voting and we ask that you read the entire Proxy Statement carefully. As used in the Proxy Statement, “G-III,” “our company” and “we” refer to G-III Apparel Group, Ltd. and its subsidiaries.

Special Meeting of Stockholders	Proposals That Require Your Vote
Date and Time October 10, 2023, 10:00 a.m. New York time	Proposal		Board Vote Recommendation	More Information
	1	Approve the G-III 2023 Long-Term Incentive Plan	FOR	Page 5
Place The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019	2	Adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies	FOR	Page 14
Availability of Proxy Materials The Proxy Statement is available in the “Investors” section of our website at http://www.giii.com.

Approval of our 2023 Long-Term Incentive Plan

We are asking our stockholders to approve our new 2023 Long-Term Incentive Plan (the “2023 Plan”). The Board adopted the 2023 Plan on August 25, 2023, subject to approval by our stockholders at our Special Meeting. The 2023 Plan will replace our 2015 Long-Term Incentive Plan, as amended (the “2015 Plan”). Provided that the 2023 Plan is approved, any shares available under the 2015 Plan, which would otherwise expire on June 9, 2025 (the tenth anniversary of the date of its approval by our stockholders), will not be carried over into our 2023 Plan and no further grants will be made under the 2015 Plan after August 18, 2023, the record date for which information is provided in this Proxy Statement with respect to outstanding stock awards.

The 2023 Plan will allow us to continue making various forms of equity- and cash-based incentive awards to our officers, employees, non-employee directors and other eligible personnel similar to those authorized by the 2015 Plan. These awards are integral to our ability to attract and retain highly-skilled personnel who are in great demand in the market. The 2023 Plan will offer participants an opportunity to obtain equity ownership in our company, increasing their personal involvement with our future. The 2023 Plan also will allow us to connect compensation opportunities to the achievement of important short and long-term financial strategic objectives.

2023 SPECIAL MEETING PROXY STATEMENT / 3

Proxy Summary

Approval of our 2023 Long-Term Incentive Plan (Continued)

The Board believes long-term equity and other forms of incentive compensation are necessary and critical components of our overall compensation program. Similar to other companies in our industry, we believe equity compensation is integral in providing a competitive total compensation package necessary to recruit, retain and reward key employees. Equity awards are commonly used by companies our size, and the ability to provide competitive grants is essential to competing for talent in the highly competitive apparel industry. Therefore, we believe it is imperative to provide long-term incentive awards as a component of our compensation program. We will continue to seek an appropriate balance between meeting employee hiring, retention, and compensation goals and avoiding excessive stockholder dilution.

If the 2023 Plan is not approved, the 2015 Plan will stay in effect until it expires on June 9, 2025. After that date we will lose what has become an indispensable part of our compensation program. The Board believes we would therefore face serious challenges to our ability to attract and retain management and other key personnel which, if not otherwise addressed, would adversely affect our business.  In short, the Board believes strongly that approval of the 2023 Plan is in the best interests of our company and our stockholders and that, if the 2023 Plan is not approved, our business and the interests of our stockholders will be harmed.

Based on the information in this “Proxy Summary,” as well as the more detailed information contained in the Proposal No. 1, our Board and our Compensation Committee strongly believe that our stockholders should vote FOR Proposal No. 1— Approval of our 2023 Long-Term Incentive Plan.

For more information with respect to this Proposal, see Proposal No. 1 beginning on page 5.

Adjournment of the Special Meeting

Our stockholders may be asked to consider and act upon one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of Proposal No. 1 set forth in this Proxy Statement.

If a quorum is not present at the Special Meeting, our stockholders may be asked to vote on this proposal to adjourn the Special Meeting to solicit additional proxies. If a quorum is present at the Special Meeting, but there are not sufficient votes at the time of the Special Meeting to approve Proposal No. 1, our stockholders may also be asked to vote on this proposal to approve the adjournment of the Special Meeting to permit further solicitation of proxies in favor of Proposal No. 1.

The Board believes that, if the number of voting shares voting in favor of the proposal to approve the 2023 Plan presented at the Special Meeting is insufficient to approve such a proposal, it is in the best interests of our stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of Proposal No. 1. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Based on the information in this “Proxy Summary,” as well as the more detailed information contained in the Proposal No. 2, our Board and our Compensation Committee strongly believe that our stockholders should vote FOR Proposal No. 2— Adjournment of the Special Meeting.

For more information with respect to this Proposal, see Proposal No. 2 beginning on page 14.

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PROPOSAL NO. 1 approval of 2023 long-term incentive plan

General Information

Our stockholders are being asked to approve the 2023 Plan as set forth in this Proposal No. 1. Our Board adopted the 2023 Plan on August 25, 2023, subject to approval by our stockholders at our Special Meeting. The 2023 Plan will replace the 2015 Plan. Any shares available under the 2015 Plan, which would otherwise expire on June 9, 2025 (the tenth anniversary of the date of its approval by our stockholders), will not be carried over into our 2023 Plan and no further grants will be made under the 2015 Plan after August 18, 2023, the record date for which information is provided in this Proxy Statement with respect to outstanding stock awards. However, if the 2023 Plan is not approved at our Special Meeting, the 2015 Plan will continue in effect through June 9, 2025.

The 2023 Plan will allow us to make various forms of equity- and cash-based incentive compensation awards to our officers, employees, non-employee directors and other eligible personnel. These awards are integral to our ability to attract and retain highly-skilled personnel who are in great demand in the market. The 2023 Plan will offer participants an opportunity to obtain equity ownership in our company, increasing their personal involvement with our future. The 2023 Plan also will allow us to connect compensation opportunities to the achievement of important short and long-term financial and strategic objectives.

The Board believes long-term equity and other forms of incentive compensation are necessary and critical components of our overall compensation program. Similar to other companies in our industry, we believe equity compensation is integral in providing a competitive total compensation package necessary to recruit, retain and reward key employees. Equity awards are commonly used by companies our size, and the ability to provide competitive grants is essential to competing for talent in the highly competitive apparel industry. Therefore, we believe it is imperative to provide long-term incentive awards as a component of our compensation program. We will continue to seek an appropriate balance between meeting employee hiring, retention, and compensation goals and avoiding excessive stockholder dilution.

In determining the number of shares to be requested, our Compensation Committee, which recommended the 2023 Plan to the Board, considered the overhang created by the 2023 Plan, our historical three-year burn rate and the views of stockholders and proxy advisory firms. The 2,800,000 shares that would be authorized under the 2023 Plan represent 6.1% of our Common Stock outstanding (excluding shares held in treasury) as of the record date. On that date, the reported closing price per share of our Common Stock on the Nasdaq Global Select Market was $20.78 per share.

As of August 18, 2023, the projected overhang created by the 2023 Plan will be 11.6%, assuming the 2023 Plan request is approved by our stockholders, as shown below. The Board views this level of overhang as reasonable and moderate, given the important role equity ownership plays in attracting and retaining employees.

If the 2023 Plan is not approved, the 2015 Plan will stay in effect until it expires on June 9, 2025. After that we would lose an indispensable part of our compensation program. The Board believes we would therefore face serious challenges to our ability to attract and retain management and other key personnel which, if not otherwise addressed, would adversely affect our business.  In short, the Board believes strongly that approval of the 2023 Plan is in the best interests of our company and our stockholders and that, if the 2023 Plan is not approved, our business and the interests of our stockholders will be harmed.

2023 SPECIAL MEETING PROXY STATEMENT / 5

Proposal No. 1 Approval of the 2023 Plan

Equity Compensation Plan Information

The table includes information regarding all of our outstanding equity awards and shares available for future awards under our 2015 Plan as of August 18, 2023, as well as the projected overhang assuming approval of Proposal No. 1 which gives effect to the retirement of shares under the 2015 Plan and the availability of shares authorized under the 2023 Plan.

	Number of Shares	Percentage of Shares
	of Common Stock	Outstanding on the
	on the Record Date	Record Date
Outstanding Stock Options	-	0.0%
Outstanding Full-Value Awards	2,500,334	5.5%
Available for Future Grant under 2015 Plan	971,926	2.1%
Current Overhang as of Record Date	3,472,260	7.6%
Shares Retired under 2015 Plan	(971,926)	-2.1%
New Share Request	2,800,000	6.1%
Projected Overhang	5,300,334	11.6%

Annual share usage, or burn rate, under the 2015 Plan for the current fiscal year and last three fiscal years is shown below:

	Fiscal 2024 Thru August 18, 2023	Fiscal 2023	Fiscal 2022	Fiscal 2021	3-Year Average [1]
Regular Annual Long-Term Incentive Grants	891,038	816,887	503,003	1,280,664	866,851
Weighted Average Common Shares Outstanding	45,996,000	47,653,000	48,426,000	48,242,000	48,107,000
Burn Rate [2]	1.94%	1.71%	1.04%	2.65%	1.80%
Shares Granted to our CEO and Vice Chairman in Lieu of Contractual Cash Bonuses for Fiscal 2022 [3]	-	102,412	-	-	34,137
Performance-Based Award Granted to our CEO in Connection with New Employment Agreement	380,000	-	-	-	-
Burn Rate [4]	2.76%	1.93%	1.04%	2.65%	1.87%

1 3-Year Average reflects Fiscal Years 2021, 2022 and 2023. The portion of FY 2024 through August 18, 2023 is excluded from the average.

2 Calculated by dividing the number of shares granted for regular annual incentive awards during each fiscal year by the basic-weighted average number of shares of Common Stock outstanding for that fiscal year.

3 Excludes 465,527 shares granted as a dollar-for-dollar replacement in lieu of contractual cash bonuses earned by our Chairman and CEO and Vice Chairman and President for fiscal 2022 performance.

4 Calculated by dividing the total number of shares granted during each fiscal year by the basic-weighted average number of shares of Common Stock outstanding for that fiscal year.

During this period, G-III repurchased 3,842,362 shares of Common Stock.

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Proposal No. 1 Approval of the 2023 Plan

Reasons for Stockholder Approval

The Board seeks stockholder approval of the 2023 Plan in order to meet the requirements of the Nasdaq Global Select Market, on which our shares are listed. Approval of the 2023 Plan will allow us to continue to grant equity incentives which have become an indispensable part of our compensation program. If the 2023 Plan is not approved, the 2015 Plan will remain in effect but the Board believes we could face serious challenges to our ability to attract and retain management, non-employee directors and other key personnel which would adversely affect our business. In addition, we regard stockholder approval of the 2023 Plan as desirable and consistent with our past practice and with corporate governance best practices generally.

In short, the Board believes strongly that approval of the 2023 Plan described above will serve the best interests of G-III and our stockholders and that, if the 2023 Plan is not approved, our business and the interests of our stockholders will be harmed.

Certain Features Included in the Proposed 2023 Plan

The 2023 Plan contains provisions that support shareholder interests and demonstrate good governance practices:

●	The 2023 Plan would allow us to grant various forms of equity- and cash-based incentive compensation opportunities, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and performance-based stock or cash awards and, in turn, provide our Compensation Committee with sufficient flexibility to structure appropriate incentives and respond to market-competitive changes in compensation practices.
●	There is no “evergreen” provision for automatically replenishing the authorized pool of shares available for awards under the 2023 Plan.
●	The 2023 Plan prohibits repricing options and stock appreciation rights without shareholder approval.
●	Grants of discounted stock options with exercise prices set below the fair market value of our Common Stock on the date of grant are prohibited.
●	If the 2023 Plan is approved, our Named Executive Officers are required to hold for at least one year 50% of any shares they acquire upon exercise of stock options or stock appreciation rights, determined on a net basis after accounting for any shares withheld to pay taxes and/or the exercise price. This will supplement and expand on our Company’s current stock ownership guidelines, as described on page 31 in the Compensation Discussion and Analysis for fiscal 2023.
●	Shares repurchased by us on the open market with proceeds from the exercise of stock options may not be returned to the pool of shares available for awards under the 2023 Plan.
●	Awards of equity are subject to a minimum vesting period of one year, except in the very limited circumstance when an award is granted in connection with a participant voluntarily giving up the contractual right to a cash bonus.
●	Awards made under the 2023 Plan are subject to our executive incentive compensation clawback policies.
●	Our Compensation Committee grants performance-based awards to our Named Executive Officers and other members of senior management under the 2023 Plan and has determined that 60% of the grants made to our Chief Executive Officer and to our Vice Chairman will be performance-based.
●	The 2023 Plan does not contain liberal share-counting rules.

2023 SPECIAL MEETING PROXY STATEMENT / 7

Proposal No. 1 Approval of the 2023 Plan

●	If dividend and dividend equivalents are credited to awards of restricted stock and restricted stock units, they will be subject to the same vesting requirements as the underlying award and would only be paid upon vesting.

Summary of the 2023 Plan

A general description of the principal terms of the 2023 Plan adopted by the Board is set forth below. This description does not purport to be a complete description of all the provisions of the 2023 Plan and is qualified in its entirety by reference to the full text of the 2023 Plan, set forth in Appendix A.

TYPES OF AWARD; ELIGIBILITY

The 2023 Plan will enable us to grant nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other forms of equity-based awards and performance-based cash incentive awards to our and any of our subsidiaries’ employees, non-employee directors, consultants, independent contractors and other service providers and to grant “incentive stock options” (within the meaning of Section 422 of the Code) to our and any of our subsidiaries’ employees. We estimate that the total number of eligible persons currently is approximately 4,900; a total of 140 employees and directors hold outstanding equity awards under our 2015 Plan.

AUTHORIZED SHARES; SHARE-COUNTING RULES

We will be able to issue up to 2,800,000 shares of our Common Stock pursuant to new awards made under the 2023 Plan, subject to the following share-counting rules:

●	The total number of shares covered by an award of stock appreciation rights that is settled in shares (and not just the number of shares issued in settlement of the award) will be deemed to have been issued;
●	Shares that are used or withheld to satisfy the exercise price or tax withholding obligations under an award will be deemed to have been issued under the 2023 Plan and will not be available for issuance under future grants;
●	Shares purchased by us with cash received from the exercise of an option will not be available for awards made under the 2023 Plan;
●	The total number of shares covered by awards issued after August 18, 2023 and before the 2023 Plan is approved by our stockholders, if so approved, will be deemed to have been issued under the 2023 Plan and will reduce the shares available under the 2023 Plan;
●	If G-III or one of our subsidiaries acquires or combines with another company that has a pre-existing plan that was not adopted in connection with such acquisition or merger, then the shares available under such pre-existing plan (after making any appropriate adjustments as a result of the transaction) will be available for issuance under the 2023 Plan without reducing the number of shares otherwise available under the 2023 Plan, as long as such shares are issued to individuals who were not employed by or providing services to G-III or our subsidiaries immediately prior to such transaction and as long as the awards covering such shares are issued before such pre-existing plan otherwise would have expired; and
●	The following shares will be deemed not to have been issued and will remain available for issuance under new awards:
(a)	shares covered by an option or stock appreciation right that is forfeited or otherwise terminated or canceled for any reason other than exercise;
(b)	shares covered by restricted stock, restricted stock unit or other awards that are forfeited;
(c)	shares covered by an award that is settled in cash or that otherwise terminates without shares being issued; and
(d)	shares issued pursuant to awards that are assumed, converted or substituted as a result of the acquisition of another company or a combination with another company.

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Proposal No. 1 Approval of the 2023 Plan

ADJUSTMENTS FOR CAPITAL CHANGES

In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividend or other capital change involving the outstanding shares of our Common Stock, the aggregate number of shares that may be issued under the 2023 Plan, the number, class and exercise price of shares covered by outstanding awards and performance goals expressed in or with respect to shares will be subject to equitable adjustment in order to avoid undue dilution or enlargement of the benefits available under the 2023 Plan and any outstanding awards.

ADMINISTRATION

In general, the Compensation Committee of the Board, acting in its discretion, has full authority and responsibility for administering the 2023 Plan. Subject to the terms of the 2023 Plan, the Compensation Committee may select the persons who will receive awards, determine the types of awards to be granted and prescribe the terms and conditions of such awards. The Compensation Committee is also responsible for construing, interpreting and applying the provisions of the 2023 Plan and of any award made under the 2023 Plan, and its decisions and determinations are final and binding on all persons. We will indemnify the members of the Compensation Committee and others to whom authority is delegated for claims they may incur in connection with the administration of the 2023 Plan, unless attributable to fraud or willful misconduct.

VESTING LIMITATIONS

The Compensation Committee does not have the authority to accelerate the vesting of an outstanding award by reason of a participant’s termination of employment unless either (a) the termination is in connection with a change in control of our company (as defined in the 2023 Plan) or on account of the participant’s death, disability or retirement, or (b) the termination occurs for any other reason and the aggregate number of shares the Company may issue by reason of such acceleration of vesting under this clause (b) does not exceed 5% of the total number of shares that may be issued under the 2023 Plan. In addition, all share-based awards granted by the Compensation Committee must provide a vesting condition of at least one year, except in the very limited circumstance when an award is granted in connection with a participant voluntarily giving up the contractual right to a cash bonus.

STOCK OPTIONS

The Compensation Committee may grant stock options under the 2023 Plan, subject to such terms and conditions as the Compensation Committee may prescribe. Stock options granted under the 2023 Plan may be classified as “incentive stock options” (within the meaning of Section 422 of the Code) or as nonqualified stock options (i.e., options which do not qualify as “incentive stock options”). The exercise price of any stock option granted under the 2023 Plan must be at least equal to the fair market value of our Common Stock on the date the option is granted (110% of fair market value in the case of “incentive stock options” granted to ten percent stockholders). The maximum term of an option granted under the 2023 Plan is ten years (five years in the case of “incentive stock options” granted to ten percent stockholders (as defined in the 2023 Plan).  Our named executive officers are required to hold for at least one year 50% of any shares they acquire upon exercise of stock options, determined on a net basis after accounting for any shares withheld to pay taxes and/or the exercise price.

STOCK APPRECIATION RIGHTS

The Compensation Committee may grant stock appreciation rights under the 2023 Plan, subject to such terms and conditions as the Compensation Committee may prescribe. A stock appreciation right allows the participant to receive payment, in cash and/or shares of our Common Stock, equal to the difference between the fair market value of our Common Stock on the date the stock appreciation right is exercised, and the base price specified in the award. The base price must be at least equal to the fair market value of our Common Stock on the date the stock appreciation right is granted. The maximum term of a stock appreciation right granted under the 2023 Plan is ten years. Our named executive officers are required to hold for at least one year 50% of any shares they acquire upon exercise of stock appreciation rights, determined on a net basis after accounting for any shares withheld to pay taxes.

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Proposal No. 1 Approval of the 2023 Plan

RESTRICTED STOCK

The Compensation Committee may grant restricted stock awards under the 2023 Plan, pursuant to which shares of our Common Stock are issued to the participant subject to specified vesting and other terms and conditions. In general, the holder of restricted shares will have all of the rights of a stockholder with respect to such shares. Dividends on restricted shares will be subject to the same vesting, forfeiture and payment terms and conditions that apply to the restricted shares. In general, if the recipient of a restricted stock award terminates employment or service, any unvested shares will be forfeited.

RESTRICTED STOCK UNITS

The Compensation Committee may grant restricted stock units under the 2023 Plan. Restricted stock units represent the right to receive shares of our Common Stock in the future, subject to specified vesting and other terms and conditions. Vested restricted stock units may be settled in cash and/or shares of our Common Stock. The holder of restricted stock units may not vote the underlying shares before the units become vested and the shares are issued. The Compensation Committee may provide for the crediting of dividend equivalents with respect to restricted stock units (based upon dividends paid to our stockholders), subject to applicable vesting and payment conditions. In general, if the recipient of restricted stock units terminates employment or service, any unvested restricted stock units (and related dividend equivalents, if any) will be forfeited.

OTHER FORMS OF STOCK AWARD; PERFORMANCE-BASED CASH INCENTIVE AWARDS

The Compensation Committee may grant other forms of awards under the 2023 Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, shares of our Common Stock, including, for example, performance share awards, performance unit awards, stock bonus awards and dividend equivalent awards. Any such other awards will be settled in the form of cash and/or shares of our Common Stock and will be subject to the provisions of the 2023 Plan and any vesting and other terms and conditions prescribed by the Compensation Committee. In addition, the 2023 Plan authorizes the Compensation Committee to make annual and/or long-term cash incentive awards that are contingent on the achievement of pre-established performance goals and such other terms and conditions as the Compensation Committee may prescribe.

PERFORMANCE AWARDS AND METRICS

The 2023 Plan includes the following list of criteria on which performance goals for performance awards under the 2023 Plan may be based:

(a)	revenues on a corporate or product by product basis, gross profit or gross profit growth;
(b)	earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees and/or extraordinary or special items;
(c)	net income or net income per common share (basic or diluted);
(d)	return measures, including return on assets, return on investment, return on capital, total capital or tangible capital, return on sales or return on equity;
(e)	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;
(f)	economic value created or added;
(g)	operating margin or profit margin;
(h)	expense or costs targets;
(i)	objective measures of customer satisfaction;
(j)	working capital targets;
(k)	inventory control;
(l)	debt targets;
(m)	implementation, completion or attainment of measurable objectives with respect to store openings or closings, acquisitions and divestitures, and recruiting and maintaining personnel; and/or

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Proposal No. 1 Approval of the 2023 Plan

(n)	share price (including, without limitation, growth measures, market capitalization and/or total stockholder return).

TRANSFERABILITY OF AWARDS

In general, awards made under the 2023 Plan may not be transferred or assigned, except under certain circumstances as may be permitted by the Compensation Committee.

RECOUPMENT OF AWARDS

The 2023 Plan provides that shares and/or cash distributed pursuant to awards made under the 2023 Plan are subject to our incentive compensation clawback policies as in effect from time to time and, as applicable, the clawback requirements of Section 954 of the Dodd-Frank Act and of the Nasdaq rules.

NO REPRICING OF AWARDS

Without the approval of our stockholders, we may not (a) reduce the exercise price of options or stock appreciation rights, (b) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with a lower exercise price or (c) cancel options or stock appreciation rights in exchange for cash or securities at a time when the per share exercise price is higher than the per share fair market value of our Common Stock.

PAYMENT OF EXERCISE PRICE AND TAX WITHHOLDING

In general, the exercise price under a stock option and tax withholding obligation resulting from the exercise or settlement of an award may be satisfied in cash and/or in such other ways as the Compensation Committee may permit. If the withholding obligation is satisfied by the participant’s delivery of previously-owned shares or by our issuing a net amount of shares pursuant to which we hold back shares that would otherwise be issued in connection with such settlement the amount of tax covered by share withholding must be based on a rate that is not less than the minimum applicable withholding rate and may be based on a rate that does not exceed the maximum individual statutory rate in the Participant’s applicable tax jurisdiction(s).

CHANGE IN CONTROL

If, in connection with a “change in control” (as defined in the 2023 Plan), existing awards are continued or converted into substantially equivalent awards of the successor company, then the existing or substitute awards will generally remain governed by their respective vesting and other terms and conditions, except that (a) any performance-based earnout condition will be deemed to have been satisfied at the greater of the target level or the level that would have been attained if the pre-Change in Control performance had continued at the same rate through the end of the performance period (unless the Compensation Committee determines in the award agreement to measure performance based on actual performance through the change-in-control date), and (b) vesting of the awards will accelerate and any post-change in control performance conditions will be deemed satisfied at the maximum level (unless the Compensation Committee determines in the award agreement to measure performance based on actual performance through the termination date) if, within two years after the change in control, the participant’s employment terminates by reason of death, or is terminated by the successor company without “cause” or by the participant for “good reason” (as those terms are defined in the 2023 Plan). If an existing award is not continued, assumed or converted into a substantially similar award upon a change in control, then any performance-based earnout condition will be deemed to have been satisfied at the maximum level (unless the Compensation Committee determines in the award agreement to measure performance based on actual performance through the change-in-control date), the award will be deemed to be fully vested immediately prior to the change in control and, to the extent not previously exercised or settled, the award will be canceled at the time of the change in control in exchange for the right to receive the change in control transaction value of the award.

AMENDMENT AND TERMINATION

The Board may amend or terminate the 2023 Plan, provided such action does not have an adverse effect on any then outstanding awards. Amendments to the 2023 Plan will be subject to stockholder approval if such approval is necessary in order to satisfy applicable legal or stock exchange listing requirements. Stock exchange rules generally require stockholder approval of increases in the shares reserved under a plan or other material modifications, but such rules do not require that

2023 SPECIAL MEETING PROXY STATEMENT / 11

Proposal No. 1 Approval of the 2023 Plan

all amendments be submitted to stockholders. Therefore, it is possible that the 2023 Plan could be amended in ways that increase the cost to us without further stockholder approval.

TERM OF THE 2023 PLAN

The 2023 Plan will terminate on the tenth anniversary of the date of its approval by our stockholders.

CERTAIN U.S. INCOME TAX CONSEQUENCES

Set forth below is a brief summary of material U.S. federal income tax consequences applicable to awards made under our 2023 Plan. This discussion is intended for general informational purposes and not as tax guidance to any participant who may receive an award under the 2023 Plan.

◾	NONQUALIFIED STOCK OPTIONS

A nonqualified stock option is an option that does not qualify as an “incentive stock option” under Section 422 of the Code. The grant of a nonqualified stock option is not a taxable event. In general, a participant who exercises a nonqualified stock option will realize ordinary income on the date the option is exercised equal to the excess of the value of the shares acquired on that date over the option exercise price paid for the shares, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. In general, the participant’s tax basis in the shares will be equal to the value of the shares on the date the option is exercised, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

◾	INCENTIVE STOCK OPTIONS

In general, no taxable event will occur upon either the grant or exercise of an option that qualifies as an “incentive stock option” under Section 422 of the Code (although the exercise may have alternative minimum tax consequences to the participant). A participant will realize taxable income (or loss) when shares acquired upon the exercise of an “incentive stock option” are subsequently sold. If the participant sells the shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a tax deduction. If the participant sells the shares before the end of either of those two holding periods, any gain realized on the sale will be taxable as ordinary income to the extent that the value of the shares on the date the option is exercised exceeds the option exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a tax deduction equal to any ordinary income realized by the participant upon the sale of the shares, subject to the limitations of Section 162(m) of the Code.

◾	STOCK APPRECIATION RIGHTS

The grant of a stock appreciation right is not a taxable event. In general, a participant will realize ordinary income when a stock appreciation right is exercised, equal to the value of the shares of our Common Stock and/or the amount of cash received by the participant in connection with such exercise, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis in any shares received upon exercise will be equal to the exercise-date value of the shares received, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

◾	RESTRICTED STOCK

In general, a participant who receives shares of restricted stock will not realize taxable income unless and until the shares become vested, at which time the participant will realize ordinary income equal to the then fair market value of the vested shares and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis for the shares will be equal to their fair market value on the vesting date and, upon a subsequent sale of the vested shares, the participant will realize long- or short-term capital gain, depending on whether the sale occurs more than one year after the vesting date (when ordinary income was realized). A participant may make an early income election within 30 days after he or she receives shares of restricted stock, in which case the participant will realize ordinary

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Proposal No. 1 Approval of the 2023 Plan

income on the date the shares are received equal to the fair market value of the shares on that date (determined without regard to the restrictions), and we would be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. If an early income election is made, no income would be realized if and when the shares become vested and, upon a subsequent sale of the shares, any gain or loss will be treated as long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the date the shares were issued to the participant (in the form of restricted shares).

◾	RESTRICTED STOCK UNITS AND OTHER AWARDS

In general, a participant who receives shares of our Common Stock and/or cash in settlement of a restricted stock unit or performance share unit award will realize ordinary income equal to the then value of the shares and/or cash he or she received, and we will have a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. Similarly, if a participant receives cash and/or shares pursuant to a performance unit, performance share or other form of award under the 2023 Plan, then, in general, the participant will realize ordinary income upon such receipt equal to the then fair market value of the shares and/or the amount of cash received, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis in any such shares received will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

◾	WITHHOLDING

We have the right to deduct or withhold, or require a participant to remit to us, any amounts sufficient to satisfy applicable tax withholding requirements arising in connection with the exercise, vesting, lapse of restrictions or other taxable event pertaining to any awards made under the 2023 Plan. The Compensation Committee may, at the time the award is granted or thereafter, require or permit any such withholding requirement to be satisfied, in whole or in part, by delivery of, or withholding from the award, shares. If shares of our Common Stock to be issued pursuant to awards under the 2023 Plan are withheld to satisfy the participant’s tax withholding obligations, the withholding must be based upon a tax rate that is no less than the minimum applicable withholding rate and up to the maximum applicable withholding rate.

NEW PLAN BENEFITS

Future grants under the 2023 Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable, other than the previously approved grant of 320,000 special performance share units (PSUs) to be issued to Morris Goldfarb, our Chairman and Chief Executive Officer, no later than February 29, 2024 and annual equity grants of PSUs and RSUs that will be granted to Morris Goldfarb and Sammy Aaron, pursuant to their respective employment agreements. For more details about the special PSU grant and the annual PSU grants, please refer to the section entitled “Recent Developments” in this Proxy Statement. In addition, benefits under the 2023 Plan will depend on a number of factors, including the fair market value of our Common Stock on future dates. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the 2023 Plan.

Vote Required

Approval of the 2023 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting.

The Board of Directors deems the approval of the 2023 Plan to be in the best interests of G-III and our stockholders and recommends a vote FOR the 2023 Plan.

2023 SPECIAL MEETING PROXY STATEMENT / 13

PROPOSAL NO. 2 ADJOURNMENT OF THE SPECIAL MEETING

Our stockholders may be asked to consider and act upon one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of Proposal No. 1 set forth in this Proxy Statement.

If a quorum is not present at the Special Meeting, our stockholders may be asked to vote on this Proposal No. 2 to adjourn the Special Meeting to solicit additional proxies. If a quorum is present at the Special Meeting, but there are not sufficient votes at the time of the Special Meeting to approve Proposal No. 1, our stockholders may also be asked to vote on Proposal No. 2 to approve the adjournment of the Special Meeting to permit further solicitation of proxies in favor of the other Proposals.

If the adjournment proposal is submitted for a vote at the Special Meeting, and if our stockholders vote to approve the adjournment proposal, the meeting will be adjourned to enable the Board of Directors to solicit additional proxies in favor of Proposal No. 1. If the adjournment proposal is approved, and the Special Meeting is adjourned, the Board of Directors will use the additional time to solicit additional proxies in favor of Proposal No. 1 to be presented at the Special Meeting, including the solicitation of proxies from stockholders that have previously voted against Proposal No. 1.

The Board of Directors believes that, if the number of voting shares voting in favor of Proposal No. 1 presented at the Special Meeting is insufficient to approve Proposal No. 1, it is in the best interests of our stockholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the Proposal No. 1. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Vote Required

The approval of the adjournment of the Special Meeting, if necessary or appropriate, to another place, date, or time, if deemed necessary or appropriate, in the discretion of the Board of Directors, requires the affirmative vote of holders of a majority of the issued and outstanding common stock, present in person or represented by proxy and entitled to vote at the Special Meeting.

The Board of Directors deems Proposal No. 2 to be in the best interests of G-III and our stockholders and recommends a vote FOR approval thereof.

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BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of August 18, 2023 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in G-III’s Fiscal 2023 Summary Compensation Table; and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 45,721,002 shares of Common Stock outstanding (excluding treasury shares) as of August 18, 2023 (except as otherwise noted in the footnotes). Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018.

	Amount and Nature of
	Beneficial Ownership of		Percentage of
Name and Address of Beneficial Owner	Common Stock		Common Stock
Morris Goldfarb	4,504,054	(1)	9.9%
Sammy Aaron	70,905	(2)	*
Thomas J. Brosig	33,745	(3)	*
Dr. Joyce F. Brown	—	(4)	—
Alan Feller	26,423	(5)	*
Jeffrey Goldfarb	468,687	(6)	1.0%
Victor Herrero	28,093	(7)	*
Robert L. Johnson	10,799	(8)	*
Patti H. Ongman	1,696	(9)	*
Laura Pomerantz	20,271	(10)	*
Michael Shaffer	—	(11)	—
Cheryl Vitali	45,295	(12)	*
Richard White	98,496	(13)	*
Andrew Yaeger	—	(14)	—
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	7,592,793	(15)	16.6%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	4,807,357	(16)	10.5%
Madison Avenue International LP
150 East 58th St, 14 Fl
New York, NY 10155	3,377,516	(17)	7.4%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, Texas 78746	2,963,911	(18)	6.5%
Neal S. Nackman	59,587	(19)	*
All directors and executive officers as a group (15 persons)	5,368,051	(20)	11.7%

*     Less than one percent

(1)	Includes (i) 166,750 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the sole Manager; (ii) 76,175 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer; (iii) 2,675,239 shares of Common Stock owned jointly by Mr. Goldfarb and his wife, Arlene Goldfarb; (iv) 29,666 shares of Common Stock owned by Arlene Goldfarb; (v) 200,000 shares of Common Stock held by The Morris Goldfarb 2012 Delaware Trust (Mr. Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust), (vi) 200,000 shares of Common Stock held by The Arlene Goldfarb 2012 Delaware Trust (Arlene Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust), (vii) 161,490 shares held by Morris Goldfarb 2018 GRAT JG (Mr. Goldfarb serves as the trustee of the Trust, which directs the Trust’s decisions as to voting and disposition of the shares held in the Trust) and (viii) 161,490 shares held by Morris Goldfarb 2018 GRAT LF (Mr. Goldfarb serves as the trustee of the Trust, which directs the Trust’s decisions as to voting and disposition of the shares held in the Trust). In addition to the shares listed in the table, Mr. Goldfarb has the right to receive (i) an aggregate of 167,813 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 743,123 shares of Common Stock pursuant to PSU awards, subject to the

2023 SPECIAL MEETING PROXY STATEMENT / 15

Beneficial Ownership of Common Stock by Certain Stockholders and Management

satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(2)	In addition to the shares listed in the table, Mr. Aaron has the right to receive (i) an aggregate of 129,238 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 224,718 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(3)	In addition to the shares listed in the table, Mr. Brosig has the right to receive an aggregate of 12,080 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(4)	Dr. Brown has the right to receive an aggregate of 6,407 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(5)	In addition to the shares listed in the table, Mr. Feller has the right to receive an aggregate of 12,934 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(6)	Includes (i) 70,663 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Mr. Goldfarb’s wife, as joint tenants; (ii) 47,170 shares of Common Stock owned by JARS Portfolio LLC; (iii) 24,896 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Mr. Goldfarb and his wife are co-trustees; and (iv) 2,200 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Mr. Goldfarb and his wife are co-trustees. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive (i) an aggregate of 83,186 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 83,186 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(7)	In addition to the shares listed in the table, Mr. Herrero has the right to receive an aggregate of 10,799 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(8)	Includes 2,365 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of August 18, 2023. In addition to the shares listed in the table, Mr. Johnson has the right to receive an aggregate of 13,164 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(9)	In addition to the shares listed in the table, Ms. Ongman has the right to receive an aggregate of 9,797 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(10)	In addition to the shares listed in the table, Ms. Pomerantz has the right to receive an aggregate of 10,799 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(11)	Mr. Shaffer has the right to receive an aggregate of 6,407 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(12)	In addition to the shares listed in the table, Ms. Vitali has the right to receive an aggregate of 10,799 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(13)	Includes (i) 1,268 shares of Common Stock owned by the Elizabeth White Grantor Trust, of which Mr. White is the trustee and over which he has investment control and (ii) 1,268 shares of Common Stock owned by the Alexandra White Grantor Trust, of which Mr. White is the trustee and over which he has investment control. In addition to the shares listed in the table, Mr. White has the right to receive an aggregate of 15,069 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(14)	Mr. Yaeger has the right to receive an aggregate of 6,407 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(15)	Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 26, 2023. BlackRock is a parent holding company or control person in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and reported sole voting power with respect to 7,435,897 of such shares and sole dispositive power with respect to 7,592,793 of such shares. The filing reported that such shares are beneficially owned by several BlackRock subsidiaries.

(16)	Information is derived from the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on April 10, 2023. Vanguard is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and reported shared voting power with respect to 67,228 of such shares, sole dispositive power with respect to 4,701,339 of such shares and shared dispositive power with respect to 106,018 of such shares.

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Beneficial Ownership of Common Stock by Certain Stockholders and Management

(17)	Information is derived from the Schedule 13G filed by (i) Madison Avenue International LP, (ii) Madison Avenue Partners, LP, (iii) EMAI Management, LLC, (iv) Madison Avenue GP, LLC, (v) Caraway Jackson Investments LLC, and (vi) Eli Samaha (collectively “Madison Avenue”) with the Securities and Exchange Commission on February 23, 2023 and reported shared voting power with respect to 3,377,516 of such shares and shared dispositive power of 3,377,516 of such shares. Madison Avenue is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E). The filing reported that each of the entities of Madison Avenue may be deemed to be the beneficial owner of the shares of Common Stock owned directly by Madison Avenue International LP.

(18)	Information is derived from the Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the Securities and Exchange Commission on February 10, 2023. DFA is an investment advisor in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and reported sole voting power with respect to 2,904,494 of such shares and sole dispositive power with respect to 2,963,911 of such shares. The filing reported that DFA is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), and that all securities reported in the filing are owned by the Funds.

(19)	In addition to the shares listed in the table, Mr. Nackman has the right to receive (i) an aggregate of 28,152 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (iii) an aggregate of 28,152 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(20)	Includes 2,365 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of August 18, 2023. In addition to the shares listed in the table, all directors and officers as a group have the right to receive (i) an aggregate of 523,051 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 1,079,179 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

2023 SPECIAL MEETING PROXY STATEMENT / 17

Executive Compensation

Because Proposal No. 1 relates to a compensation plan in which executive officers and directors of the Company will participate, the Company is required under applicable disclosure rules to furnish certain executive compensation information related to our last completed fiscal year, the fiscal year ended January 31, 2023 (“fiscal 2023”). As such, the information contained in the section entitled “Compensation Discussion and Analysis” and the related compensation tables contained in the section entitled “Executive Compensation Tables” consists of information and tables that were included in our proxy statement for the 2023 Annual Meeting of Stockholders (the “2023 Annual Proxy Statement”), which was filed with the SEC on May 5, 2023 (collectively, the “Annual Meeting Proxy Statement Information”).  The disclosures in the following section entitled “Recent Developments” describe annual equity grants to Named Executive Officers and directors, as well as the new employment agreements entered into with each of Morris Goldfarb and Sammy Aaron, all of which occurred after the end of fiscal 2023 and, accordingly, were all not described in the 2023 Annual Meeting Proxy Statement.

Recent Developments

Annual Equity grants to NEOs on April 27, 2023

On April 27, 2023, the Compensation Committee awarded to our Named Executive Officers (“NEOs”) an aggregate of 300,963 performance share units (“PSUs”) pursuant to the 2015 Plan.  The PSUs will enable the Named Executive Officers to receive shares of our common stock if and to the extent that the PSU awards vest based on the Company’s performance against two metrics: three-year cumulative earnings before interest and taxes (“Adjusted EBIT”) and three-year average return on invested capital (“ROIC”).  The actual number of PSUs that may vest is subject to adjustment based on the performance level achieved relative to each metric.  For more information with respect to these PSUs, please see the Current Report on Form 8-K that the Company filed with the SEC on May 1, 2023. On April 27, 2023, the Compensation Committee also awarded to our NEOs an aggregate of 248,873 restricted stock units with three-year cliff vesting.

Annual RSU grants to directors on March 29, 2023

On March 29, 2023, consistent with our historical practice, the Compensation Committee authorized an annual RSU grant to each of our non-employee directors valued at $130,000.  The Lead Independent Director received an additional annual grant of RSUs valued at $50,000, the Chair of the Audit Committee received an additional annual grant of RSUs valued at $25,000 and the Chair of the Nominating and Corporate Governance Committee received an additional annual grant of RSUs valued at $15,000. These grants which were made on the date of the 2023 Annual Meeting, vest on the first anniversary of the date of the Annual Meeting (on June 8, 2024). All of these RSU grants were subject to the election of each director nominee as a director at the 2023 Annual Meeting.

New Employment Agreements with Morris Goldfarb and Sammy Aaron

The Company has entered into new employment agreements with Morris Goldfarb, our Chairman and Chief Executive Officer, (the “Chairman and CEO Agreement”) as well as with Sammy Aaron, our Vice Chairman and President (the “Vice Chairman and President Agreement”).

Employment Agreement with Morris Goldfarb

The Chairman and CEO Agreement with Mr. Goldfarb, effective as of August 9, 2023, is the result of a process involving discussions between Mr. Goldfarb and our Compensation Committee that took place over several months. The Compensation Committee and our Board of Directors listened to the concerns that our stockholders voiced regarding the prior compensation arrangements with Mr. Goldfarb. The Committee and the Board factored in the lack of shareholder support received for the Company’s Say on Pay proposals in recent years. The Committee and the Board had tried over the years to be responsive to our stockholders, but faced the reality that the Company could not unilaterally change the existing employment agreement with Mr. Goldfarb which has a term that runs through January 31, 2026.

Mr. Goldfarb voluntarily engaged with us and worked with us in agreeing to the Chairman and CEO Agreement. The major financial metrics contained in the Chairman and CEO Agreement were first outlined in May 2023.

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Compensation Discussion and Analysis

The major changes to Mr. Goldfarb’s compensation package under the Chairman and CEO Agreement are threefold:

1)	A change to the structure of Mr. Goldfarb’s annual cash incentive designed to align with current market practice and to reduce the size of the annual cash incentive.
2)	A change in the mix of annual cash compensation and annual equity grants that increases the weighting of equity versus cash and encourages long-term performance and shareholder value creation.
3)	In recognition of the significant reduction in the annual cash incentive agreed to by Mr. Goldfarb, a one-time grant of performance share units (PSUs) that may be earned over three years if certain stock price and relative Total Shareholder Return targets are achieved.

The annual cash incentive provision in the Chairman and CEO Agreement is expected to result in a substantial reduction in the annual incentive cash payment that would have been earned under the terms of Mr. Goldfarb’s prior employment agreement with the Company. Instead of an annual cash incentive based on 6% of pre-tax income, Mr. Goldfarb is eligible for a target annual cash incentive award of $4,000,000, payable if predefined performance metrics are achieved. The award is subject to a hard dollar cap if the performance metrics are exceeded.  The performance metrics include a minimum performance level that will result in no cash incentive payment to Mr. Goldfarb if the Company’s results fall below threshold. The award will also include adjustments for share dilution and EPS increases and decreases. This structure is consistent with incentive programs used by comparable companies.

The Chairman and CEO Agreement is designed to reduce the annual incentive cash compensation paid to Mr. Goldfarb and increase the portion paid in equity.  This shift in the mix of cash and equity compensation responds to concerns raised by stockholders about the structure of the Company’s compensation arrangements. The Chairman and CEO Agreement provides that Mr. Goldfarb will receive an annual equity grant of 300,000 shares with a maximum grant date fair value of $6,000,000 composed 60% of PSUs and 40% of time vested RSUs, vesting at the end of three years if the performance and service conditions are met.

Recognizing that the annual incentive cash payments that Mr. Goldfarb is expected to receive under the terms of his Employment Agreement are significantly lower than under his prior employment agreement, the Employment Agreement provides for a grant of 700,000 PSUs that may be earned over three years if certain stock price, relative Total Shareholder Return (“TSR”) targets and service conditions are achieved. The target stock price for full vesting is $30.  This stock price target is approximately double the price of the Company’s stock when negotiation of the Employment Agreement between Mr. Goldfarb and the Compensation Committee began. In addition, the number of shares that may be earned is subject to a modifier based on the Company’s relative TSR compared to the component companies in the S&P 1500 Apparel, Accessories and Luxury Goods Index.

We believe that the Chairman and CEO Agreement, taken as a whole, is responsive to comments from our stockholders and represents a better alignment of our compensation program with stockholder interests and contemporary market practice.  We want to emphasize that we listened to our stockholders during outreach, considered our Say on Pay results and acted accordingly. We also acknowledge that Mr. Goldfarb voluntarily engaged with us and worked with us in agreeing to the Chairman and CEO Agreement.

Employment Agreement with Sammy Aaron

The Vice Chairman and President Agreement with Mr. Aaron, effective as of August 29, 2023, is the result of a process involving discussions between Mr. Aaron and our Compensation Committee. The Compensation Committee and our Board of Directors listened to the concerns that our stockholders voiced regarding the prior compensation arrangements with Mr. Aaron. The Committee and the Board factored in the lack of shareholder support received for the Company’s Say on Pay proposals in recent years. The Committee and the Board had tried over the years to be responsive to our stockholders, but faced the reality that the Company could not unilaterally change the existing employment agreement with Mr. Aaron which has a term that runs through January 31, 2025.

Mr. Aaron voluntarily engaged with us and worked with us in agreeing to the Vice Chairman and President Agreement.

The major changes to Mr. Aaron’s compensation package under the Vice Chairman and President Agreement are (i) a change to the structure of Mr. Aaron’s annual cash incentive designed to align with current market practice and to reduce

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Compensation Discussion and Analysis

the size of the annual cash incentive and (ii) a change in the mix of annual cash compensation and annual equity grants that increases the weighting of equity versus cash and encourages long-term performance and shareholder value creation. The Vice Chairman and President Agreement also provides for a special bonus and a retention bonus in recognition of the significant reduction in the annual cash incentive agreed to by Mr. Aaron.

The annual cash incentive provision in the new Vice Chairman and President Agreement is expected to result in a substantial reduction in the annual incentive cash payment that would have been earned under the terms of Mr. Aaron’s prior employment agreement with the Company. Instead of an annual cash incentive based on 4% of pre-tax income, Mr. Aaron is eligible for a target annual cash incentive award of $3,000,000, payable if predefined performance metrics are achieved. The award is subject to a hard dollar cap if the performance metrics are exceeded.  The performance metrics include a minimum performance level that will result in no cash incentive payment to Mr. Aaron if the Company’s results fall below threshold. The award will also include adjustments for share dilution and EPS increases and decreases. This structure is consistent with incentive programs used by comparable companies.

The Vice Chairman and President Agreement is designed to reduce the annual incentive cash compensation paid to Mr. Aaron and increase the portion paid in equity.  This shift in the mix of cash and equity compensation responds to concerns raised by stockholders about the structure of the Company’s compensation arrangements. The Vice Chairman and President Agreement provides that Mr. Aaron will receive an annual equity grant of 225,000 shares with a maximum grant date fair value of $4,500,000 with 60% of such shares composed of performance stock units (“PSUs”) and 40% of such shares composed of time vested restricted stock units (“RSUs”), vesting at the end of three years if the performance and service conditions are met. These grants will be made under the Company’s 2015 Long Term Incentive Plan (the “2015 Plan”) or such other plan that replaces the 2015 Plan (collectively the “Plan”).

Recognizing that the annual incentive cash payments that Mr. Aaron is expected to receive under the terms of the Vice Chairman and President Agreement are significantly lower than under the prior employment agreement, the Vice Chairman and President Agreement provides for a one-time special bonus of $2,000,000 payable shortly after entering into the Vice Chairman and President Agreement and a one-time retention bonus of $1,000,000, payable shortly after January 31, 2025, provided that, as of January 31, 2025, the Company has not terminated the Vice Chairman and President Agreement for “cause” or Mr. Aaron shall not have terminated the Vice Chairman and President Agreement without “cause” or without “Good Reason” (each of the terms as defined in the Vice Chairman and President Agreement).

We believe that the Vice Chairman and President Agreement, taken as a whole, is responsive to comments from our stockholders and represents a better alignment of our compensation program with stockholder interests and contemporary market practice.  We want to emphasize that we listened to our stockholders during outreach, considered our Say on Pay results and acted accordingly. We also acknowledge that Mr. Aaron voluntarily engaged with us and worked with us in agreeing to the new Vice Chairman and President Agreement.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) presents our executive compensation for fiscal 2023, describing how different components of compensation support our business objectives and how we determined the amounts of each component of compensation paid to our Named Executive Officers, or NEOs. In this Proxy Statement, references to a fiscal year refers to the year ended January 31 of that year. Information in this section with respect to the employment agreements with each of Morris Goldfarb and Sammy Aaron are based on those agreements as in effect during fiscal 2023.

CD&A Table of Contents

22	EXECUTIVE SUMMARY	30	Other Compensation Elements
22	Our Business Performance in Fiscal 2023	31	Employment Agreements
24	Our Pay Mix is Heavily Weighted Towards Incentive-Based Compensation	31	OTHER COMPENSATION AND GOVERNANCE PROGRAMS, POLICIES AND CONSIDERATIONS
24	Our Stockholder Outreach Initiative	31	Stock Ownership Guidelines
25	Our “Say on Pay” Results Last Year and Our Response	32	Clawback/Executive Incentive Compensation Recoupment Policy
26	Our Compensation Program Reflects Best Practices	32	Anti-Hedging Policy
27	ELEMENTS OF OUR COMPENSATION PROGRAM―WHAT WE PAY AND WHY	32	Anti-Pledging Policy
27	Our Compensation Philosophy	32	HOW WE MAKE COMPENSATION DECISIONS
27	Base Salary	32	The Role of the Compensation Committee
27	Annual Cash Incentives for Our Chairman and CEO and Our Vice Chairman and President	32	The Role of Management
28	Annual Cash Incentives for Our Other Named Executive Officers	32	The Role of Independent Compensation Consultants
29	Long-Term Incentives	33	The Role of Competitive Marketplace Practice
30	Timing of Equity Awards	33	The Consideration of Risk

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Compensation Discussion and Analysis

Executive Summary

During fiscal 2023, the following individuals were our NEOs:

Name	Age	Title	Years with G-III
Morris Goldfarb	72	Chairman of the Board and Chief Executive Officer	49
Neal S. Nackman	63	Chief Financial Officer and Treasurer	19
Sammy Aaron	63	Vice Chairman and President	17
Jeffrey Goldfarb	46	Executive Vice President and Director of Strategic Planning	20

OUR BUSINESS PERFORMANCE IN FISCAL 2023

We navigated through significant headwinds during fiscal 2023, but we believe we are on the path to position the Company for future success.

Net Sales $3.2B Increased from $2.8B last year; compares to $3.2B three years ago pre-pandemic	Adjusted EBITDA* $266M Despite strong top-line performance, we faced supply chain challenges that impacted our profitability	Non-GAAP Net Income* $139M Compares to $208M last year	Non-GAAP Diluted Net Income Per Share* $2.85 Compares to $4.20 last year

*Please see Appendix A for a reconciliation of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share to GAAP amounts.

Under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, Sammy Aaron, our Vice Chairman and President, and our dedicated team of executive officers, G-III has successfully operated in fashion markets that are intensely competitive. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple market segments, distribution channels and geographic areas, is critical to our success.

Our Board believes the relative performance of our Common Stock, as measured by total stockholder return, is an important performance indicator. Despite strong operating performance, our stock price performance over the past three to five years has underperformed the S&P Textiles, Apparel & Luxury Goods Industry Index and the S&P 500 Index. We believe that our stockholders attribute this underperformance to the uncertainty related to the renewal of important licenses, challenges faced by our department store customers and our own retail stores, and the uncertainties of operating a business where we import a significant amount of our product from China. We are confident that the initiatives we are undertaking, described below, will build shareholder value.

In May 2022, we acquired the remaining 81% interest in the iconic Karl Lagerfeld brand. The addition of the Karl Lagerfeld brand to our portfolio of owned brands advances several of our strategic initiatives, including increasing the direct ownership

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Compensation Discussion and Analysis

of brands, capitalizing on their licensing opportunities and further diversifying our global presence. This acquisition represents a significant opportunity to expand our international growth by further developing our European-based brands, which also include Vilebrequin and Sonia Rykiel. We believe that Karl Lagerfeld’s existing digital channel presence could enable us to enhance our omni-channel business and further accelerate our digital initiatives.

In November 2022, we announced the extension of the licenses for Calvin Klein and Tommy Hilfiger products. The amendments to the license agreements for these products provide for staggered extensions by category that expire beginning December 31, 2024 and continuing through December 31, 2027. PVH Corp., the owner of these two brands, has indicated that it intends to produce these products itself once the license agreements expire.

We have been actively pursuing a number of near-term growth initiatives across our current owned and licensed brands, as well as with respect to private label brands, including category, geographic and digital expansion. We are also directing resources toward new growth areas, including further leaning into building our own brands, broadening our European business, developing new licensing opportunities and continuing to acquire new businesses. Our team remains steadfast in its focus on executing our strategy for long-term value creation. We believe that our management team, led by Morris Goldfarb, our Chairman and CEO, and Sammy Aaron, our Vice Chairman and President, is best positioned to navigate these challenges and create the opportunity for significant shareholder value creation.

Near-term growth initiatives include:

◾	Taking advantage of the strength of our owned Karl Lagerfeld and DKNY brands, as well as our European-based Vilebrequin and Sonia Rykiel brands, to continue to grow internationally;

◾	Repositioning and expansion of the Donna Karan brand for Spring 2024;

◾	Signing a new long-term, multi-category license for women’s apparel for the Nautica brand in North America with initial product offerings targeted for January 2024.

In addition to developing and expanding our DKNY and Donna Karan brands, focusing on our global power brands and expanding our international business, other strategic growth initiatives include:

◾	Owning brands- We own a portfolio of proprietary brands including DKNY, Donna Karan, Karl Lagerfeld, Vilebrequin, Eliza J, Jessica Howard, G.H. Bass, Andrew Marc and Sonia Rykiel. Owning brands provides a number of advantages including higher operating margins, the ability to generate licensing revenues and building equity in these brands to benefit the long-term interests of our stockholders; and
◾	Increasing digital channel opportunities- We are continuing to make changes to our business to address the additional challenges and opportunities created by the evolving role of the digital marketplace in the retail sector and expect to increase the sale of our products in an omni-channel environment. Our global power brands serve as the anchor of our business and position us to be the direct beneficiaries of this trend, whether by continuing to leverage our partnerships with the digital channel businesses operated by our licensors and major retailers to facilitate customer engagement or by building out our own digital capabilities.
◾	Increasing our private label business - Through our overseas office and strong relationships with retailers, and brands, we have built a solid private label business which increased by 50% in fiscal 2023. Our private label customers include department store, specialty, off-price and club retailers and we recently expanded into mass retail.

We maintained a strong financial position with approximately $750 million of liquidity in cash and availability at fiscal year-end. We also repurchased $27 million of stock last year and authorized an increase to 10 million shares under our share repurchase program.

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Compensation Discussion and Analysis

OUR PAY MIX IS HEAVILY WEIGHTED TOWARDS INCENTIVE-BASED COMPENSATION

In fiscal 2023, our CEO and our Vice Chairman did not earn any cash bonuses, and bonuses to our other NEOs declined as well. As a result, 82% of our CEO’s compensation and more than 73% of the average compensation of our other NEOs in fiscal 2023 consisted of at-risk annual and long-term incentive compensation.

OUR STOCKHOLDER OUTREACH INITIATIVE

G-III and its Board of Directors greatly value the opinions of its stockholders and have spent considerable time soliciting their views on a variety of topics, including executive compensation, our progress on board diversity and refreshment and our Corporate Social Responsibility initiatives. A summary of our recent outreach efforts is provided below:

Calendar Year	Percentage of Stockholders Invited to Engage	Percentage of Stockholders Choosing to Participate in Engagement
2023	88%	59%
2022	93%	70%
2021	89%	62%
2020	91%	59%

Our stockholder outreach has been led by our Lead Independent Director, who is also Chairman of our Compensation Committee. Our Chief Financial Officer, our Senior Vice President, Investor Relations and the Compensation Committee’s independent compensation consultant also participated in meetings with investors.

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Compensation Discussion and Analysis

OUR “SAY ON PAY” RESULTS LAST YEAR AND OUR RESPONSE

At last year’s Annual Meeting of Stockholders, a majority of our stockholders did not support our Say on Pay proposal despite the significant steps we took to reconfigure the compensation program in fiscal 2022. The major issues raised by our stockholders involved the contractual annual cash incentive formulas in effect for our Chairman and CEO and our Vice Chairman and President. We believe that the annual cash incentive formula, as evidenced by its application in fiscal 2023, is a reasonable performance metric that rewards results that meet or exceed our forecasts and provides for reduced or no annual cash incentive award when results are below our forecasts.  For fiscal 2023, the Company recorded a non-cash impairment charge of $347 million related to our write-down of goodwill resulting in the Company reporting a net loss of $138.2 million for fiscal 2023. Notwithstanding shareholders’ concerns regarding the use of our current cash incentive formula, as a result of the net loss reported by us for the year, Mr. Goldfarb and Mr. Aaron did not earn any cash bonuses for fiscal 2023. Their total compensation for fiscal 2023 as set forth in the Fiscal 2023 Summary Compensation Table is significantly less than their total compensation for fiscal 2022.

Neither the Board nor the Compensation Committee exercised discretion with respect to Mr. Goldfarb’s and Mr. Aaron’s compensation.  In addition, annual cash bonuses for our other NEOs were based on pre-established criteria.  On average, these cash bonuses declined by 22%.

Last year, the Compensation Committee successfully negotiated substantial changes to the annual cash incentives earned by our Chairman and CEO and our Vice Chairman and President for fiscal 2022 with both executives voluntarily agreeing to amend their employment agreements.

Mr. Goldfarb is eligible to receive approximately 6% of pre-tax income and Mr. Aaron is eligible to receive approximately 4% of pre-tax income as annual cash bonuses. Given record profitability in fiscal 2022, our CEO earned a cash bonus of $17,168,681 and our Vice Chairman and President earned a cash bonus of $11,207,333 for that fiscal year.  The Compensation Committee negotiated a cap on the amount of these cash bonuses, reducing Mr. Goldfarb’s cash bonus to $7,500,000 and Mr. Aaron’s cash bonus to $7,250,000.

The remaining amounts were paid in stock and the stock awards were subject to significant holding periods of three years for our Chairman and CEO and one year for our Vice Chairman and President.  In lieu of the remaining portion of his cash bonus, Mr. Goldfarb received 415,704 shares valued at $12,167,656 on March 29, 2022. Based on the closing price of $16.12 for our common stock on April 17, 2023, the record date for the Annual Meeting, these shares are now worth $6,701,148. Mr. Aaron received 152,235 shares valued at $4,455,918. Based on the closing price of $16.12 for our common stock on April 17, 2023, these shares are now worth $2,454,028. We believe that the revisions to the manner in which the annual incentive for fiscal 2022 was paid to each of our Chairman and CEO and our Vice Chairman and President further aligned their interests with our stockholders.

After the significant voluntary amendment of these employment agreements failed to produce majority support for Say on Pay last year, it was determined that the contractual bonus arrangements were not merely compensation matters, but also constituted a corporate governance issue that the full Board needed to address.

The Board of Directors took the following steps:

◾	An Ad Hoc Committee of independent directors was formed in August 2022 to review alternatives to the annual incentive arrangements in the employment agreements.
◾	The Ad Hoc Committee retained a second independent compensation consulting firm to review the annual incentive arrangements, provide fresh thinking and define alternative approaches for compensation for Mr. Goldfarb and Mr. Aaron.
◾	Based on the advice received from the compensation consultants, the Ad Hoc Committee presented several alternatives to the executives that were structured to bring their compensation in line with market practice.
◾	The Board also informed the executives that if agreement on new compensation packages and amendments to the employment agreements were not reached, the current contracts would not be extended beyond their then current expiration dates, which were January 31, 2025 for Mr. Goldfarb and January 31, 2024 for Mr. Aaron.
◾	If the agreements were not extended, Mr. Goldfarb’s cash bonus formula would continue to apply to fiscal 2023, 2024 and 2025 and Mr. Aaron’s cash bonus formula would continue to apply to fiscal 2023 and 2024.

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Compensation Discussion and Analysis

◾	If the agreements were not extended and the executives’ employment terminated, severance benefits equal to three years of salary and bonus would be payable to Mr. Goldfarb, estimated at approximately $34.8 million. Severance benefits equal to two years of salary and bonus would be payable to Mr. Aaron, estimated at approximately $15.6 million.
◾	The Compensation Committee intended to negotiate new compensation packages during this period.

As announced in November 2022, the Company’s licenses with PVH to manufacture the Calvin Klein and Tommy Hilfiger brands were amended to expire in fiscal 2025 through fiscal 2028. In addition, PVH indicated its intension to produce these products itself after the expiration of the terms of these licenses. As a result, the Company faces a significant decline over time in future revenues from these two major global brands.

The Board determined that senior management continuity was paramount while the Company works to mitigate the impact of the license expirations on future operating results. We believe that the inability to secure long-term license renewals for Calvin Klein and Tommy Hilfiger created uncertainty and that our stockholders believe such uncertainty contributed to the significant decline in our stock price during the fourth quarter of fiscal 2023.

We believe that the failure to extend the employment agreements shortly after the PVH announcement would have been interpreted as a vote of no confidence in senior management, creating more uncertainty for our retail partners, our vendors and our employees. The Board also believes that Mr. Goldfarb’s and Mr. Aaron’s proven track record for delivering results, significant experience and relationships across the industry are key to the Company’s strategy to replace the revenues that are expected to be lost over time as a result of the staggered expiration of the Calvin Klein and Tommy Hilfiger licenses.

Given the need for management continuity and strategic insight, it was decided that it was in the best interests of the Company to allow the extension of the employment agreements of Mr. Goldfarb and Mr. Aaron for another year. The Board believes this is the right decision to preserve and enhance shareholder value during this critical period.

OUR COMPENSATION PROGRAM REFLECTS BEST PRACTICES

Our compensation program incorporates excellent compensation governance practices that benefit our stockholders:

What We Do	What We Don’t Do
We pay for performance and set rigorous goals for short-term and long-term incentives	No overlapping metrics for annual cash incentives and long-term incentive awards
Conduct extensive stockholder outreach	No practices that could encourage excessive risk-taking
Double trigger equity acceleration upon a change in control	No repricing of underwater stock options without stockholder approval
Anti-hedging and anti-pledging policies	No guaranteed salary increases or annual cash incentives for NEOs
Clawback policy	No excise tax gross-ups upon a change in control
Capped annual cash incentive payouts	No tax gross-ups on perquisites or benefits
Robust share ownership guidelines, with 50% share retention requirement until guidelines are met	No excessive executive perquisites
Annual Say on Pay vote

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Compensation Discussion and Analysis

Elements of Our Compensation Program—What We Pay and Why

OUR COMPENSATION PHILOSOPHY

Our compensation program design enhances stockholder value in the following ways:

●	Belief in Pay for Performance. A substantial majority of compensation paid to our executives is variable and aligned with the short and long-term performance of G-III because a focus on the short-term leads to long-term success in the dynamic and fast-paced fashion business;
●	Focus on Annual Profitability. Our annual cash incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions that are responsive to ever-changing market conditions, a hallmark of the fashion business;
●	Alignment with Stockholders. Our long-term incentive program aligns the interests of our executive officers with those of our stockholders and supports maximum stockholder value creation; and
●	Competitive Packages. We believe the quality of our executive and management team is second to none. We compete with public and private apparel companies and other businesses for talent. As a result, we offer a competitive compensation program, which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

BASE SALARY

Base salaries provide a competitive rate of fixed pay and help us to attract and retain executives needed to manage our business for the benefit of our stockholders. The Compensation Committee determines base salaries after considering the breadth and complexity of the role, tenure, individual performance and the competitive market for talent. None of our NEOs received a salary increase during fiscal 2023. The base salary of Morris Goldfarb has not been increased since fiscal 2009.

ANNUAL CASH INCENTIVES FOR OUR CHAIRMAN AND CEO AND OUR VICE CHAIRMAN AND PRESIDENT

The annual cash incentive arrangement for Mr. Goldfarb is codified in his employment agreement with us. This agreement was established in 1989. The annual cash incentive arrangement for Mr. Aaron was established in 2008 and mirrors Mr. Goldfarb’s annual cash incentive. It is codified in Mr. Aaron’s employment agreement with us.

The basic award opportunity is expressed as a percentage of pre-tax income (“PTI”) for each executive. Mr. Goldfarb is eligible to receive 6% of pre-tax income in excess of $2 million, subject to a cap equal to 150% of the amount payable for achieving our forecast for the year. Mr. Aaron is eligible to receive 4% of pre-tax income in excess of $2 million, also subject to a cap equal to 150% of the amount payable for achieving our forecast for the year. In addition, there is an accelerator that increases the bonus if actual results significantly exceed the forecast and a penalty if actual results are significantly below the forecast. The metric for the annual cash incentive is pre-tax income. This metric is fundamental to our success, and a critical measure of short-term performance. The annual cash incentive is performance-based and aligns directly with profitability, moving both up and down, and there are no redundant metrics.

The accelerator provides for an additional percentage of pre-tax income for performance that exceeds our forecast by more than 15%. Mr. Goldfarb receives an additional 2% of pre-tax income that is 15% in excess of our forecast up to 30% above our forecast and an additional 4% of pre-tax income that exceeds our forecast by more than 30%. Mr. Aaron receives an additional 1.33% of pre-tax income that is 15% in excess of our forecast up to 30% above our forecast and an additional 2.66% of pre-tax income that exceeds our forecast by more than 30%. Notwithstanding the accelerator provision, the annual cash incentive for each of Mr. Goldfarb and Mr. Aaron may not exceed the 150% cap described in the preceding paragraph.

The penalty reduces the percentage of pre-tax income awarded if actual pre-tax income is below our forecast by more than 15% up to 30% below forecast. The percentage of pre-tax income awarded to Mr. Goldfarb is reduced by 2% of pre-tax income that is 15% less than our forecast up to 30% below our forecast and reduced by 4% of pre-tax income that is more than 30% below our forecast. Similarly, the percentage of pre-tax income awarded to Mr. Aaron is reduced by 1.33% of pre-

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Compensation Discussion and Analysis

tax income that is 15% less than our forecast up to 30% below our forecast and reduced by 2.66% of pre-tax income that is more than 30% below our forecast. No annual cash incentive is payable to either executive if pre-tax income falls below a threshold amount calculated based on the formula for reducing the award if actual pre-tax income is below the forecast.

The pre-tax income goals for the annual cash incentives for Mr. Goldfarb and Mr. Aaron established by the Committee reflect our public guidance. Our guidance is thoroughly vetted and approved by our Audit Committee prior to the establishment of the target payout amounts by the Committee. For fiscal 2023, the Company recorded a non-cash impairment charge of $347.2 million related to the write-off of goodwill resulting in the Company reporting a net loss of $138.2 million for fiscal 2023. As a result of the application of the terms of the annual cash incentive arrangement to these results, Morris Goldfarb and Sammy Aaron did not earn an annual cash incentive for fiscal 2023.

ANNUAL CASH INCENTIVES FOR OUR OTHER NAMED EXECUTIVE OFFICERS

In years prior to fiscal 2022, the annual cash incentives awarded to our other NEOs were reviewed based on Company performance compared to plan and individual performance. This review was performed by the CEO and presented to the Compensation Committee for approval. The Committee acknowledges that stockholders were unclear about our disclosure with respect to the process, the specific performance metrics, and the weightings of the metrics. As a result, the Committee, in consultation with the CEO, created a more formulaic approach for these NEOs beginning in fiscal 2022. The performance result for the Management Oversight, Strategy, Acquisitions metric was determined by discussions between the CEO and the Compensation Committee.

Jeffrey Goldfarb heads our digital business and the licensing of Company-owned brands, as well as overseeing marketing strategy, sports licensing, international distribution and the legal department. He also serves as a senior advisor on acquisitions. In fiscal 2023, his target bonus was $2,500,000. 25% of his bonus depended on achieving or exceeding our forecasted Adjusted Pre-Tax Income. Since we failed to meet our forecast for fiscal 2023, Mr. Goldfarb did not earn a payout for that metric. We assigned the remaining amounts as follows: 30% to digital revenue, 30% to licensing revenue and 15% related to management of the various areas he oversees and to his advisory role with respect to acquisitions.

Executive	Metric	Weighting	Threshold	Target	Maximum	Actual Achievement	Fiscal 2023 Performance Result (% of Target)
Jeffrey Goldfarb	Adjusted Pre-Tax Income vs Budget	25%	$230M	$287M	$209M	$209M	0%
	Licensing Revenue Growth	30%	$35.5M	$44.4M	$53.3M	$54.1M	150%
	Digital Revenue Growth	30%	$35.4M	$44.3M	$53.2M	$33M	0%
	Management Oversight, Strategy, Acquisitions	15%	Awarded at 127% of target to recognize Mr. Goldfarb’s management oversight, contribution to our business strategy and to our successful acquisition of the Karl Lagerfeld brand.				127%
Blended Result:							64%
Target Award:							$2,500,000
Actual Award:							$1,600,000

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Compensation Discussion and Analysis

Neal Nackman, our Chief Financial Officer, has oversight responsibility for accounting, tax, investor relations and treasury and provides advice on capital allocation and acquisitions. In fiscal 2023, his target bonus was $1,500,000. 60% of his bonus depended on achieving or exceeding our forecasted Adjusted Pre-Tax Income. Since we failed to meet our forecast for fiscal 2023, Mr. Nackman did not earn a payout for that metric. The remaining 40% was based on his oversight of various departments, including accounting, tax, investor relations, treasury and his advice on capital allocation and acquisitions, including our successful acquisition of the Karl Lagerfeld brand.

Executive	Metric	Weighting	Threshold	Target	Maximum	Actual Achievement	Fiscal 2023 Performance Result (% of Target)
Neal Nackman	Adjusted Pre-Tax Income vs Budget	60%	$230M	$287M	$209M	$209M	0%
	Management Oversight, Strategy, Acquisitions	40%	Awarded at 125% of target to recognize Mr. Nackman’s management oversight, contribution to our business strategy and to our successful acquisition of the Karl Lagerfeld brand.				125%
Blended Result:							50%
Target Award:							$1,500,000
Actual Award:							$750,000

Because business priorities may change from year to year and because acquisitions or other investments could be significant in a given year, weightings and metrics will be adjusted going forward as necessary.

LONG-TERM INCENTIVES

We grant long-term incentive awards to our NEOs to align their interests with those of our stockholders by rewarding our executives for achieving long-term performance objectives and enhancing stockholder value. Equity grants subject to multi-year vesting also helps us retain executives in the highly competitive apparel industry.

After assessing investor feedback, the Compensation Committee undertook a comprehensive redesign of our long-term incentive program and, beginning in fiscal 2020, awarded performance share units (“PSUs”) contingent on three-year cumulative adjusted earnings before interest and taxes (“Adjusted EBIT”) and three-year average return on invested capital (“ROIC”).

In March 2022, the Committee awarded equity grants to our Chairman and CEO and our Vice Chairman and President that were 100% performance-based with a required 3-year cliff vesting. For the other NEOs, equity grants were 50% performance-based and 50% time-based, each with 3-year cliff vesting. The PSUs will enable the Named Executive Officers to receive shares of the Company’s common stock if and to the extent that the PSU awards vest based on the Company’s performance over three years against two metrics: Cumulative Adjusted EBIT (75% weighting) and ROIC (25% weighting).

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Compensation Discussion and Analysis

The actual number of PSUs that may vest depends on the performance level achieved relative to each metric and may range from zero up to 150% of the number of PSUs awarded in the table below.

Long-Term Incentives	Executive	Fiscal 2023 Award Grant Date Fair Value (in thousands)	3-year Cliff Vesting RSUs Awarded	PSUs Awarded

	Morris Goldfarb	$4,500	0	143,221
	Sammy Aaron	$3,000	0	95,481
	Jeffrey Goldfarb	$1,500	23,870	23,870
	Neal Nackman	$ 500	7,957	7,957

The Compensation Committee determined the value of the grants by analyzing the value of grants to peer company executives and assessing our results and long-term outlook. The value of the grant is intended to represent a meaningful portion of total compensation for each executive to align their interests with long-term business performance. For Morris Goldfarb and Sammy Aaron, the Committee sets the grant values below market compared to peer companies to recognize that these executives have higher cash compensation opportunities than are provided by peer companies. The Committee sets performance targets that it considers rigorous based on various company, industry, and economic forecasts. It is anticipated that only a portion of the outstanding PSUs will ultimately vest.

The Committee uses judgement to adjust the value of the grant up or down depending on performance results of the prior year. As a result, the value of the fiscal 2023 grant to Morris Goldfarb was increased by 11% compared to the prior year’s grant because fiscal 2022 profits resulted in a record-breaking year.

TIMING OF EQUITY AWARDS

We do not coordinate annual equity awards to our Named Executive Officers with the release of material non-public information. The Compensation Committee generally makes equity grants to existing employees on an annual basis. Equity grants to new hires or for promotions will generally are made as of the date of hire or promotion or the first business day of the month following the date of hire or promotion. The Compensation Committee retains the discretion to make grants at other times.

OTHER COMPENSATION ELEMENTS

BENEFITS

Our executives are eligible to participate in company benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan that provides for a matching contribution equal to 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% of the participant’s contributed pay. We make an annual contribution of $100,000 to Mr. Goldfarb’s nonqualified deferred compensation account pursuant to his employment agreement that is designed to provide retirement benefits that exceed the limits on qualified plans imposed by the IRS.

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Compensation Discussion and Analysis

PERQUISITES

Consistent with our philosophy of attracting and retaining key executives, we offer perquisites to our NEOs, which we believe are consistent in type and amount with those paid by our competitors. We provide a supplemental life insurance policy to Mr. Goldfarb because it was negotiated as part of his employment agreement in 1989.

For additional information regarding perquisites paid to our executive officers, please see footnote 3 to the Fiscal 2023 Summary Compensation Table below.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb, and executive transition agreements with each of Neal Nackman and Jeffrey Goldfarb, which agreements require us to make payments and provide benefits to them in the event of a termination of employment in connection with a change in control or under certain other circumstances.

The apparel business is highly competitive, and we use employment and executive transition agreements to retain our executive officers and achieve our objectives for management continuity. Our employment and executive transition agreements also specify competitive severance benefits designed to minimize negotiation with executives in the event a termination of employment should occur and ensure continued focus on the business if a change of control occurs. Finally, our employment agreements contain covenants which prevent our executive officers from soliciting our customers and employees and disclosing confidential information about our business plans and practices.

For more information about our employment agreements see “Executive Compensation Tables—Fiscal 2023 Summary Compensation Table—Morris Goldfarb Employment Agreement”, “—Sammy Aaron Employment Agreement” and “—Jeffrey Goldfarb Employment Agreement” and “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement.

Other Compensation and Governance Programs, Policies and Considerations

STOCK OWNERSHIP GUIDELINES

We have adopted robust stock ownership guidelines for our directors and our Named Executive Officers. These guidelines foster an alignment of the interests of our executive officers with those of our stockholders, promote an ownership culture and long-term perspective among our executives, and act as a form of risk mitigation.

Named Executive Officers and our directors who are also our employees must retain shares with a value denominated as a multiple of base salary as follows:

Executive	Multiple of Base Salary
Chief Executive Officer	6x
Vice Chairman	2x
All Other Named Executive Officers and Directors who are Employees	1x

Each non-employee director must retain shares valued at five times his or her annual cash retainer for service as a director of G-III. Until executive officers and directors achieve the required guideline, they are required to retain 50% of the net shares obtained from the vesting of restricted stock units or from the exercise of stock options. Shares owned outright and shares held in trust count towards satisfaction of these guidelines; unearned performance shares and unexercised options do not. The Compensation Committee may, in its sole discretion, and in limited instances, grant exceptions to these guidelines. No such exception was granted in fiscal 2023. All our NEOs and directors comply with these guidelines, except for Robert L. Johnson, who was initially elected as a director in September 2020, and Patti H. Ongman, who was elected as a director in March 2022, each of whom is making progress towards the guidelines.

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Compensation Discussion and Analysis

CLAWBACK/EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Beginning with fiscal 2014, if G-III is required to prepare an accounting restatement, the Compensation Committee may, in its sole discretion, recoup from the affected officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated.

ANTI-HEDGING POLICY

Our directors, executives and other employees are prohibited from engaging in transactions designed to limit or eliminate economic risks from owning G-III’s stock, such as transactions involving any form of margin arrangement, short sales and/or dealing in puts and calls of G-III’s stock.

ANTI-PLEDGING POLICY

Our directors, executives and other employees are generally prohibited from pledging shares of our stock as collateral for any loan or margin account. None of our executives has pledged shares of our stock. The Board may, in its sole discretion and in limited instances, grant exceptions to this policy after considering the number of shares to be pledged as a percentage of the executive’s total shares held and G-III’s total shares outstanding.

How We Make Compensation Decisions

THE ROLE OF THE COMPENSATION COMMITTEE

Our Compensation Committee is responsible for determining the compensation of our executive officers and for evaluating and establishing the overall structure and design of our compensation program.

The Compensation Committee consults with our Chairman and CEO in connection with making its determinations regarding compensation of our other NEOs and relies to a considerable extent on his evaluation of each executive’s performance and his recommendations regarding the amount and mix of the total compensation paid to these executives.

THE ROLE OF MANAGEMENT

Our Chairman and CEO annually makes recommendations on the amount and mix of the total compensation of other NEOs to the Compensation Committee. Our Chairman and CEO is not involved in the determination of his own compensation.

THE ROLE OF INDEPENDENT COMPENSATION CONSULTANTS

The Compensation Committee retained Compensation Advisory Partners (“CAP”) to serve as its independent advisor on executive compensation and corporate governance matters beginning in fiscal 2019. CAP is a nationally recognized executive compensation consultancy and serves as the Committee’s independent advisor on executive compensation and corporate governance matters. In fulfilling these responsibilities, CAP assisted the Committee with its redesign of G-III’s executive compensation program by providing insight and analysis of compensation programs and incentives used by G-III’s peers and other public companies, trends in executive compensation and corporate governance, and the evolving policies and procedures of proxy advisory services firms. CAP also assisted with respect to G-III’s stockholder outreach initiative.

In fiscal 2023, the Compensation Committee also retained Pay Governance to review and provide alternatives to the annual incentive compensation formulas codified in the employment agreements with our Chairman and CEO and our Vice Chairman and President.

The Compensation Committee retains sole responsibility for engaging any compensation advisor and meets with its advisor, as needed, in the Committee’s sole discretion. Each of CAP and Pay Governance has not performed any services other than executive and director compensation and related corporate governance consulting for G-III and performed its services only on behalf of and at the direction of the Committee. Prior to engaging CAP and Pay Governance, the Committee reviewed the factors related to consultant independence and determined that no conflict of interest exists.

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Compensation Discussion and Analysis

THE ROLE OF COMPETITIVE MARKETPLACE PRACTICE

The Compensation Committee periodically reviews the compensation design features and executive pay levels of companies that are comparable to G-III to ensure that our programs are competitive. While the Compensation Committee reviews this information, this process serves as one reference point among others. In making determinations regarding our compensation and related governance programs and pay levels, the Compensation Committee also considers our short- and long-term strategic objectives, individual performance, scope of responsibilities, retention concerns, and previously negotiated contractual obligations.

Our peer companies were selected based on the following parameters:

●	Appropriately sized companies with revenues ranged from approximately 0.5 to 2 times those of G-III;
●	Companies operating in the apparel and retail industries with a focus on accessible luxury brands; and
●	Companies from the comparator groups used by our comparators and by stockholder advisory groups.

The companies in our pay peer group include:

● Capri Holdings Limited	● Fossil Group, Inc.	● Steven Madden, Ltd.
● Carter’s Inc.	● Lululemon Athletic, Inc.	● Tapestry, Inc.
● Columbia Sportswear Co.	● Ralph Lauren Corp.	● Under Armour, Inc.
● Deckers Outdoor Corp.	● Skechers USA, Inc.	● Wolverine World Wide, Inc.

In addition, the Committee reviewed two additional companies which were too large to serve as pay comparators but are sources for practice peer competitive intelligence regarding pay design and practices. The additional companies are:

● PVH Corp.	● VF Corp.

The median annual revenues of the companies in our pay level peer group are $4.4 billion for a trailing 12-month period compared to $3.2 billion for G-III in fiscal 2023.

THE CONSIDERATION OF RISK

The Compensation Committee considers risk in its deliberations regarding pay levels and practices and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G- III.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard White, Chairman
Patti H. Ongman
Laura Pomerantz

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Executive compensation tables

Information in this section with respect to the employment agreements with each of Morris Goldfarb and Sammy Aaron is based on those agreements as in effect during fiscal 2023.

FISCAL 2023 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on fiscal 2023 total compensation. The table sets forth compensation information for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name and	Years of	Fiscal		Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Service (1)	Year	Salary ($)	($)	($)(2)	($)	($)	($)	($)(3)	Total ($)
Morris Goldfarb	49	2023	1,000,000	—	4,499,972	—	—	—	290,888	5,790,860
Chairman of the Board and Chief Executive Officer		2022	1,000,000	—	16,167,626	—	7,500,000	—	275,152	24,942,778
		2021	461,538	5,000,000	3,682,500	—	—	—	286,616	9,430,654
Neal S. Nackman	19	2023	750,000	—	499,955	—	750,000	—	24,800	2,024,755
Chief Financial Officer and Treasurer		2022	553,654	1,000,000	360,000	—	—	—	12,072	1,925,726
		2021	392,308	450,000	441,900	—	—	—	19,652	1,303,860
Sammy Aaron	17	2023	950,000	—	2,999,982	—	—	—	55,632	4,005,614
Vice Chairman and President		2022	760,000	—	7,122,565	—	7,250,000	—	40,309	15,172,874
		2021	346,154	3,335,000	2,455,000	—	—	—	45,666	6,181,820
Jeffrey Goldfarb	18	2023	950,000	—	1,499,991	—	1,600,000	—	35,475	4,085,466
Executive Vice President and Director of Strategic Planning		2022	760,000	2,000,000	999,977	—	—	—	22,899	3,782,876
		2021	588,462	1,000,000	1,104,750	—	—	—	36,451	2,729,663

(1)	This represents service with us in all capacities but excludes prior service with companies acquired by G-III.

(2)	The amounts reflect the full grant date fair value of PSUs or RSUs under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) awarded to the Named Executive Officers in the applicable fiscal year, and for Morris Goldfarb and Sammy Aaron, the grant date fair value of stock awarded in lieu of cash for their respective annual cash incentives in March 2022. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2023.

(3)	All Other Compensation includes the following:

			Matching
		Life Insurance	Contribution to
	Fiscal	Premiums	401(k) Plan
Name	Year	(a)	(b)	Perquisites		Total
Morris Goldfarb	2023	138,900	12,200	139,788	(c)	290,888
	2022	138,900	—	136,252	(d)	275,152
	2021	138,900	10,313	137,403	(e)	286,616
Neal S. Nackman	2023	12,600	12,200	—		24,800
	2022	12,072	—	—		12,072
	2021	11,544	8,108	—		19,652
Sammy Aaron	2023	29,978	12,200	13,454	(f)	55,632
	2022	27,217	—	13,092	(f)	40,309
	2021	25,148	6,773	13,745	(f)	45,666
Jeffrey Goldfarb	2023	3,500	12,200	19,775	(g)	35,475
	2022	3,500	—	19,399	(g)	22,899
	2021	3,500	11,400	21,551	(g)	36,451

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Executive Compensation

(a)	The full amount of all premiums paid by G-III for life insurance coverage.
(b)	The full amount of our matching contributions under our 401(k) Plan (which are equal to 100% of the participant’s contribution for the first 3% of salary plus 50% of the participant’s contribution for the next 2% of salary, subject to limitations under the IRS regulations). Matching contributions were suspended from May 1, 2020 until January 1, 2022 as part of the cost control measures implemented by G-III in response to the business impact of the COVID-19 pandemic.
(c)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $19,788 for the reimbursement of Mr. Goldfarb’s parking expenses.
(d)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,252 for the reimbursement of Mr. Goldfarb’s parking expenses.
(e)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $17,403 for the reimbursement of Mr. Goldfarb’s parking expenses.
(f)	The full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.
(g)	The full amount paid by us for the reimbursement of Mr. Goldfarb’s personal use of automobile and parking.

◾	Morris Goldfarb Employment Agreement

Morris Goldfarb has an employment agreement with us that is effective through January 31, 2026. This agreement is automatically extended each year for an additional year absent a notice of non-extension by one party to the other party prior to January 31 of each year. The agreement provides for an annual base salary of $1,000,000 with increases at the discretion of the Board of Directors. For information with respect to the annual cash incentive payable to Mr. Goldfarb, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Chairman and CEO and our Vice Chairman and President” above.

Mr. Goldfarb is entitled to an annual contribution of $100,000 per year to a supplemental pension trust for each year in which G-III’s Net After-Tax Income (as defined in his employment agreement) exceeds $1,500,000. Mr. Goldfarb is also entitled to a $5,000,000 life insurance policy, which names his wife as beneficiary.

For additional information concerning Morris Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Morris Goldfarb” below.

◾	Sammy Aaron Employment Agreement

Mr. Aaron has an employment agreement with us that is effective through January 31, 2024. The agreement provides for automatic one-year renewals unless either party gives written notice of non-extension to the other party at least six months prior to the expiration of the term. Mr. Aaron has an annual base salary of $950,000. For information with respect to the annual cash incentive payable to Mr. Aaron, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Chairman and CEO and our Vice Chairman and President” above.

For additional information concerning Mr. Aaron’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Sammy Aaron” below.

◾	Jeffrey Goldfarb Employment Agreement

The term of Jeffrey Goldfarb’s employment agreement extends through January 31, 2024, with the term being extended by one year unless either party gives written notice to the other at least six months prior to the end of the then term that it is not to be extended. Mr. Goldfarb receives an annual salary of $950,000, plus such bonus, if any, as shall be awarded by the Board or the Compensation Committee, and is entitled to participate in the G-III benefit plans and arrangements for senior executive personnel. If Mr. Goldfarb’s employment agreement is terminated by G-III without “justifiable cause” or by Mr. Goldfarb for “good reason”, Mr. Goldfarb is entitled to receive his compensation and benefits for 24 months from the date his employment terminates, and shall be deemed to be entitled to an annual bonus for each 12-month period during

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Executive Compensation

such severance period in an amount equal to the greater of (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which Mr. Goldfarb’s employment terminates and (ii) an annual bonus amount of $500,000, subject to compliance by Mr. Goldfarb with his non-competition and certain other obligations in his employment agreement.

FISCAL 2023 GRANTS OF PLAN-BASED AWARDS

The employment agreements with each of Morris Goldfarb and Sammy Aaron contain provisions for contractual annual cash incentive awards. In March 2022, the Compensation Committee of our Board of Directors granted PSUs with cliff vesting on April 1, 2025 pursuant to our 2015 Plan to each of Morris Goldfarb and Sammy Aaron and granted time-based RSUs and PSUs to Neal Nackman and Jeffrey Goldfarb. The following table summarizes these non-equity incentive and stock awards for the 2023 fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Awards (1)			Estimated Future Payouts Under Equity Incentive Awards
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(4)
Morris Goldfarb	Annual Incentive	N/A	-	18,204,511	27,306,767
	PSUs	March 18, 2022				17,902	143,220	214,830			$4,499,972
Sammy Aaron	Annual Incentive	N/A	-	11,883,500	17,825,250
	PSUs	March 18, 2022				11,935	95,480	143,220			$2,999,982
Neal S. Nackman	Annual Incentive	N/A	-	1,500,000	2,250,000
	RSUs	March 18, 2022							7,956	(3)	$249,978
	PSUs	March 18, 2022				994	7,956	11,934			$249,978
Jeffrey Goldfarb	Annual Incentive	N/A	-	2,500,000	3,750,000
	RSUs	March 18, 2022							23,870	(3)	$749,995
	PSUs	March 18, 2022				2,983	23,870	35,805			$749,995

(1)	The terms of the annual cash incentive award opportunity for each of Mr. Goldfarb and Mr. Aaron are described under “Compensation Discussion and Analysis-Annual Cash Incentives for Our Chairman and CEO and Vice Chairman and President.” No annual cash incentive is payable to either executive if actual pre-tax income falls below a threshold amount calculated based on the formula for reducing the award if actual pre-tax income is below the forecast. The amount set forth under “Target” would have been payable to the executive if our actual pre-tax income equaled forecasted pre-tax income. The amount set forth under “Maximum” is equal to 150% of target. For fiscal 2023, the Company recorded a non-cash impairment charge of $347.2 million related to the write-off of goodwill resulting in the Company reporting a net loss of $138.2 million for fiscal 2023. As a result of the application of the terms of the annual cash incentive arrangement to these results, Mr. Goldfarb and Mr. Aaron did not earn an annual cash incentive for fiscal 2023.

(2)	The amounts reflect the number of PSUs awarded to the Named Executive Officers in Fiscal 2023. The actual number of PSUs that vest may be larger or smaller than the target amounts in this table, or may be zero if actual results are lower than the threshold target performance metrics established by our Compensation Committee. The shares awarded for achieving threshold performance goals is 50% of target. No shares are awarded for results below the threshold levels. Threshold was determined based on achieving the minimum performance level for only one of the two performance measures. See “Compensation Discussion and Analysis—Long-Term Incentives” for a description of the terms of these awards.

(3)	The amounts reflect the number of RSUs awarded to the Named Executive Officers in fiscal 2023. The RSUs vest on April 1, 2025, subject to the applicable Named Executive Officer’s continuous employment or other service with G-III through the applicable vesting date: See “Compensation Discussion and Analysis—Long-Term Incentives” for a description of the terms of these awards.

(4)The amounts reflect the full grant date fair value under ASC 718 of the PSUs and RSUs awarded to the Named Executive Officers in fiscal 2023. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2023.

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Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR-END

The following table summarizes the outstanding stock awards held by each Named Executive Officer at January 31, 2023, consisting of shares of our Common Stock that may be delivered to each Named Executive Officer upon satisfaction of the vesting conditions of unvested PSUs and RSUs. There were no stock option awards outstanding at that date that were held by our Named Executive Officers. The columns that refer to the number of or market value of “Shares or Units of Stock That Have Not Vested” summarize time-based RSUs granted which remained subject to cliff time vesting condition as of January 31, 2023. The columns that refer to the number of or market value of “Unearned Shares or Units That Have Not Vested” summarize unvested PSUs granted, as detailed in the footnotes to the table, for which neither threshold performance conditions nor time vesting conditions had been satisfied as of January 31, 2023.

	Stock Awards
	Number of			Equity Incentive Plan		Equity Incentive Plan
	Shares or Units			Awards: Number of		Awards: Market Value of
	of Stock That		Market Value of Shares or	Unearned Shares or		Unearned Shares or
	Have Not		Units of Stock That Have	Units That Have Not		Units That Have Not
Name	Vested (#)(1)		Not Vested ($)(1)(2)	Vested (#)(3)		Vested ($)(2)(3)
Morris Goldfarb	375,000	(4)	6,345,000	63,633	(5)	1,076,670
	63,633	(5)	1,076,670	143,220	(6)	2,423,282
Neal S. Nackman	45,000	(4)	761,400	5,727	(5)	96,901
	5,727	(5)	96,901	7,956	(6)	134,616
	7,956	(6)	134,616	—		—
Sammy Aaron	250,000	(4)	4,230,000	42,422	(5)	717,780
	42,422	(5)	717,780	95,480	(6)	1,615,522
Jeffrey Goldfarb	112,500	(4)	1,903,500	15,908	(5)	269,163
	15,908	(5)	269,163	23,870	(6)	403,880
	23,870	(6)	403,880	—		—

(1)	Reflects time-based RSUs issued to the Named Executive Officers which remained subject to a cliff time vesting condition as of January 31, 2023.

(2)	Market value of unvested PSUs and RSUs assume a price of $16.92 per share of our Common Stock as of January 31, 2023.

(3)	Reflects PSUs issued to the Named Executive Officers for which neither performance goals nor time vesting conditions had been satisfied as of January 31, 2023.

(4)	Reflects RSUs issued to the Named Executive Officers in fiscal 2021 under the 2015 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested on June 15, 2023.

(5)	Reflects RSUs and PSUs issued to Named Executive Officers in fiscal 2022 under the 2015 Plan. If performance conditions of such PSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock conditions are satisfied on or before April 1, 2024, each Named Executive Officer’s right to receive these shares of Common Stock will become fully vested on April 1, 2024. Each Named Executive Officer’s right to receive these shares of Common Stock for RSUs will become vested on April 1, 2024.

(6)	Reflects RSUs and PSUs issued to the Named Executive Officers in fiscal 2023 under the 2015 Plan. If the performance conditions of such PSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock conditions are satisfied on or before April 1, 2025, each Named Executive Officer’s right to receive these shares of Common Stock will become fully vested on April 1, 2025. Each Named Executive Officer’s right to receive these shares of Common Stock for RSUs will become vested on April 1, 2025.

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Executive Compensation

FISCAL 2023 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information as to all shares vested for the Named Executive Officers during the fiscal year ended January 31, 2023. No options were outstanding or exercised during the fiscal year ended January 31, 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(4)
Morris Goldfarb	442,224	(1)	12,756,400
Neal S. Nackman	2,465	(2)	54,723
Sammy Aaron	169,915	(3)	4,848,414
Jeffrey Goldfarb	6,961	(2)	154,534

(1)	Reflects (i) 415,704 shares issued on March 29, 2022 in lieu of a portion of Mr. Goldfarb’s annual cash incentive and (ii) 26,520 shares issued on vesting of PSUs on June 15, 2022.

(2)	Reflects shares issued on vesting of PSUs on June 15, 2022.

(3)	Reflects (i) 152,235 shares issued on March 29, 2022 in lieu of a portion of Mr. Aaron’s annual cash incentive and (ii) 17,680 shares issued on vesting of PSUs on June 15, 2022.

(4)	Reflects the aggregate value of the shares issued at a market price of $29.27 on March 29, 2022 and $35.77 on June 15, 2022.

FISCAL 2023 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2023.

	Executive	Registrant		Aggregate		Aggregate	Aggregate
	Contributions	Contributions		Earnings (Loss)		Withdrawals/	Balance at
Name	in Fiscal 2023 ($)	in Fiscal 2023 ($)		in Fiscal 2023 ($)		Distributions ($)	January 31, 2023 ($)
Morris Goldfarb	—	100,000	(1)	(218,883)	(2)	—	2,950,470	(3)

(1)	Amount has been reported as “All Other Compensation” in the Fiscal 2023 Summary Compensation Table.

(2)	Since G-III does not pay above market interest or provide any other preference to Mr. Goldfarb, these amounts are not included in his compensation as reported in the Summary Compensation Table for those years. Purchases and sales of securities are recorded on a settlement date basis. Interest income compounds daily and is credited monthly on an accrual basis, and dividends are recorded on a payment date basis. Aggregate earnings (loss) includes the plan’s gains and losses on investments bought and sold, as well as held during the year.

(3)	Reflects the aggregate amount of contributions by G-III for the Named Executive Officer during his career with G-III plus the investment earnings thereon.

Pursuant to Morris Goldfarb’s employment agreement, we have contributed $100,000 to a supplemental pension trust for Mr. Goldfarb’s benefit for fiscal 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb, and executive transition agreements with each of Neal Nackman and Jeffrey Goldfarb, which require us to make payments and provide benefits to them in the event of a termination of employment in connection with a change in control or in certain other circumstances.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH MORRIS GOLDFARB

In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement, as amended) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement, as amended), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other

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than such portion of base salary, pro rata annual cash incentive and other compensation accrued through the date of the termination.

In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will receive the salary, annual cash incentive and other benefits he otherwise would have received if his employment had continued for the then remaining term of the employment agreement. The salary portion would be paid in a lump sum, and the annual cash incentive and benefits portions will be due as and when they would otherwise have been paid or provided. If such termination is effectuated after the occurrence of a “Change in Control” (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Mr. Goldfarb will be entitled to receive a formula-based lump sum cash payment determined with reference to Section 280G of the Code, plus three years of employee benefit continuation. In general, the formula-based cash severance payment would be an amount equal to the excess of (a) 2.99 times average of Mr. Goldfarb’s annual compensation for the preceding five years, over (b) the value of any other payments and benefits (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards) which are deemed to be contingent upon the occurrence of the Change in Control under Section 280G of the Code. If Mr. Goldfarb’s employment is terminated due to his death, Mr. Goldfarb’s estate will be entitled to receive the base salary for a period of six months from the last day of the month of his death and will be eligible to receive annual cash incentive compensation pro-rated according to the number of days of employment in the fiscal year of his death.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH SAMMY AARON

If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for good reason, Mr. Aaron will continue to receive his annual salary, annual cash incentive and other benefits for the balance of the term of the employment agreement. However, if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause, or if he resigns for good reason within three months of the event giving rise to such good reason, he will be entitled to cash severance of an amount equal to 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash incentive earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over 24 months. In addition, Mr. Aaron will be entitled to receive continuing health benefits for up to 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Aaron’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his agreement. The cash severance amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Aaron may receive (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a Change in Control occurs). If Mr. Aaron’s employment agreement is terminated due to his disability or death, Mr. Aaron will be entitled to receive such portion of his annual salary, accrued leave and reimbursement of expenses as has been accrued through the date on which his employment is terminated or through the date of his death.

Mr. Aaron has agreed that, for one year following the termination of his employment (or for a shorter period under certain circumstances following a Change in Control) he will not, directly or indirectly, (a) compete with any business of G-III, (b) interfere with G-III’s business relationships, or (c) solicit or hire G-III employees. In addition, Mr. Aaron has agreed that at any time following the termination of his employment, he will not disclose confidential information (as defined in the employment agreement) of G-III acquired during his employment.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NEAL NACKMAN

In the event that Neal Nackman is terminated without “Cause” (as defined in his severance letter agreement), Mr. Nackman will be entitled to severance payments equal to one year of benefits previously provided, salary and bonus (based on the average of his bonus in the two years prior to termination).

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Executive Compensation

Mr. Nackman is also a party to an executive transition agreement. If Mr. Nackman’s employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement), then, subject to timely delivery of a general release, he will be entitled to receive cash separation pay in an amount equal to 1.5 times the sum of (a) his highest annual salary in effect during the one-year period before the termination of his employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. The cash separation pay, as so determined, will be payable over the 18-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Nackman will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payments will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Nackman may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs).

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH JEFFREY GOLDFARB

If we terminate Mr. Goldfarb’s employment for justifiable cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without good reason (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Goldfarb’s employment is terminated without justifiable cause or by Mr. Goldfarb for good reason, Mr. Goldfarb will be entitled to continue to receive his annual salary and bonus for a period of twenty-four months (the “severance period”). His annual bonus for each twelve-month period during the severance period shall be equal to the greater of (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which Mr. Goldfarb’s employment terminates and (ii) an annual bonus amount of $500,000. The salary and bonus will be payable over 24 months. In addition, Mr. Goldfarb will receive continuing employee benefits (or their equivalent) for 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Goldfarb’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his employment agreement. If Mr. Goldfarb’s employment agreement is terminated due to his disability or death, Mr. Goldfarb will be entitled to receive such portion of his annual salary, reimbursement of expenses and any bonus as has been accrued through the date on which his employment is terminated.

Mr. Goldfarb is also a party to an executive transition agreement that provides for separation payments and benefits if his employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement). In that event, subject to timely delivery of a general release, Mr. Goldfarb will receive cash separation pay in an amount equal to 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over the 24-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Goldfarb will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payment amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Goldfarb may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs). The separation payments and benefits under Mr. Goldfarb’s executive transition agreement will be reduced by the amount of the comparable payments and benefits he would be entitled to receive under his employment or any other agreement in order to avoid duplication.

ACCELERATION OF VESTING UPON TERMINATION OR CHANGE IN CONTROL

There are no agreements with the Named Executive Officers that provide for an automatic acceleration of vesting of equity awards upon the occurrence of a change in control. Under the terms of our equity incentive plans, however, vesting of any outstanding equity awards that are assumed by the acquiring company will accelerate upon an involuntary termination of employment within two years after the date of the change in control—a so-called “double trigger” vesting condition. If an

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equity award is not assumed by the acquiring company, then, under the terms of the plans, vesting will accelerate as part of the change in control transaction.

ESTIMATED PAYOUTS ON TERMINATION OF EMPLOYMENT

The following tables disclose the estimated payments and benefits that would be provided to each of Morris Goldfarb, Sammy Aaron, Neal Nackman and Jeffrey Goldfarb, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2023 and their last day of employment was January 31, 2023.

These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.

The nature and amount of separation payments and benefits provided upon the events discussed below are dependent upon a number of factors. Accordingly, any actual amounts paid or distributed may be different from those set forth below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

◾	MORRIS GOLDFARB, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

			Termination without Cause or
	Termination without Cause or		Resignation for Cause in Connection
	Resignation for Cause		with a Change in Control
Cash Separation Payment(s)	$22,876,936	(1)	$33,858,609	(2)
Accelerated Vesting of Equity Awards	—		$10,921,623	(3)
Value of Continuing Employee Benefits	$470,225	(4)	$470,225	(4)
Total	$23,347,161		$45,250,458

(1)	This amount assumes that, on the date of termination (assumed to be January 31, 2023), the remaining term of Mr. Goldfarb’s employment agreement is two years (which is the maximum potential remaining term). The cash payment is based on Mr. Goldfarb’s salary and annual cash incentive for the fiscal year ended January 31, 2023 and is composed of $2,000,000 of salary replacement (2 years x $1,000,000 annual salary rate) payable upon termination, plus $20,876,936 of annual cash incentive replacement based on the formula contained in his employment agreement (2 years x $10,438,468 annual cash incentive based upon the Company fiscal year 2024 budget). Depending upon actual future annual cash incentive amounts, the total cash separation payments will be higher or lower than the amount shown above.
(2)	This amount is equal to the excess of $45,250,458 (2.99 times Mr. Goldfarb’s average annual compensation for 2018 through 2022) over $11,392,492 (the total gross value of the non-cash post-change in control severance benefits described in notes (3) and (4) below). As indicated in note 3 below, the Section 280G value of accelerated vesting of equity awards (calculated in accordance with the tax regulations issued under Section 280G of the Code) would be less than the gross value of the outstanding unvested awards. The actual amount of the cash severance payment and the total amount of cash and non-cash severance payments and benefits, as shown in the table, would thus be increased to the extent that the Section 280G value of accelerated vesting of equity awards is less than $10,921,623 (see note 3 below). In any event, however, the total amount of Mr. Goldfarb’s post-change in control severance payments and benefits will still be less than the maximum amount that could be paid to him without adverse tax consequences under Section 280G.
(3)	This amount represents the gross value of accelerated vesting of unvested equity awards outstanding as of January 31, 2023, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2023 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Mr. Goldfarb’s employment is not involuntarily terminated after the change in control). As indicated in note 2 above, the difference between the gross value of accelerated vesting ($10,921,623) and the lower Section 280G value would result in a corresponding increase in the cash severance payment and the total amount of payments and benefits shown in the above table.
(4)	The figures for benefit continuation represent the estimated value of all employee benefits for three years in the case of a non-change in control termination or a post-change in control termination.

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Executive Compensation

◾	SAMMY AARON, VICE CHAIRMAN AND PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Cause in Connection
	Resignation for Cause		with a Change in Control
Cash Separation Payment(s)	$7,764,000	(1)	$8,714,000	(2)
Accelerated Vesting of Equity Awards	—		$7,281,082	(3)
Value of Continuing Employee Benefits	$17,842	(4)	$35,684	(4)
Total	$7,781,842		$16,030,766

(1)	This amount assumes that, on the date of termination (assumed to be January 31, 2023), the remaining term of Mr. Aaron’s employment agreement is one year. The cash payment is based on Mr. Aaron’s salary, as of January 31, 2023 and his annual cash incentive for the fiscal year ended January 31, 2023 and is composed of $950,000 of salary and $6,814,000 of annual cash incentive based on the formula contained in his employment agreement, based upon the Company’s fiscal year 2024 budget. The salary component would be payable in the form of salary continuation, and the annual cash incentive component would be payable when the annual cash incentive would have been paid if Mr. Aaron’s employment had not terminated. Mr. Aaron’s right to receive the cash separation payments is subject to his providing a general release to G-III and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(2)	This amount reflects the formula post-change in control separation pay contained in Mr. Aaron’s employment agreement—i.e., 2.0 times the sum of (a) his salary as of January 31, 2023, $950,000, plus (b) his average annual cash incentive for the two preceding fiscal years (assuming that the average annual cash incentive earned by Mr. Aaron during the two fiscal years preceding the fiscal year in which Mr. Aaron’s employment terminates is $6,814,000 based upon the Company’s fiscal year 2024 budget). The total amount of the cash separation payment would be payable in equal installments over 24 months following Mr. Aaron’s termination of employment and would be subject to his providing a general release and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement. The cash severance amount shown in the table would be reduced if and to the extent that the total value of the post-change in control cash severance and benefits (calculated in accordance with tax regulations issued under Section 280G of the Code) is greater than Mr. Aaron’s “280G threshold amount.” Mr. Aaron’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2018 through 2022 if a change in control had occurred on January 31, 2023). As of January 31, 2023, Mr. Aaron’s 280G threshold amount was $31,048,522.

(3)	This amount represents the gross value of accelerated vesting of Mr. Aaron’s unvested equity awards outstanding as of January 31, 2023, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2023 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation in the case of a post-change in control termination.

◾	NEAL S. NACKMAN, CHIEF FINANCIAL OFFICER

			Termination without Cause or
			Resignation for Good Reason in Connection
	Termination without Cause		with a Change in Control
Base Salary	$750,000	(1)	$1,125,000	(1)
Bonus	$875,000	(2)	$1,312,500	(2)
Accelerated Vesting of Equity Awards	—		$1,224,433	(3)
Value of Continuing Employee Benefits	$17,842	(4)	$26,763	(4)
Total	$1,642,842		$3,688,695

(1)	Assumes a base salary of $750,000 per year.

(2)	This amount assumes that the average of the annual cash bonus earned by Mr. Nackman during the two fiscal years preceding the fiscal year in which Mr. Nackman’s employment terminates is $875,000. Mr. Nackman’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2018 through 2022 if a change in control had occurred on January 31, 2023). As of January 31, 2023, Mr. Nackman’s 280G threshold amount was $4,470,637. Based upon the figures shown in the table, Mr. Nackman’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

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(3)	This amount represents the gross value of accelerated vesting of Mr. Nackman’s unvested equity awards outstanding as of January 31, 2023, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2023 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 18 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

◾	JEFFREY GOLDFARB, EXECUTIVE VICE PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Good Reason in Connection
	Resignation for Good Reason		with a Change in Control
Base Salary	$1,900,000	(1)	$1,900,000	(1)
Bonus	$3,600,000	(2)	$3,021,549	(2)
Accelerated Vesting of Equity Awards	—		$3,249,588	(3)
Value of Continuing Employee Benefits	$54,438	(4)	$54,438	(4)
Total	$5,554,438		$8,225,575

(1)	Assumes a base salary of $950,000 per year.

(2)	This amount assumes that the average of the annual cash bonus earned by Mr. Goldfarb during the two fiscal years preceding the fiscal year in which Mr. Goldfarb’s employment terminates is $1,800,000. Mr. Goldfarb’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2018 through 2022 if a change in control had occurred on January 31, 2023). As of January 31, 2023, Mr. Goldfarb’s 280G threshold amount was $8,225,575. Based upon the figures shown in the table, Mr. Goldfarb’s post-change in control payments and benefits exceeded his 280G threshold amount and, therefore, his severance payments were reduced by $578,451.

(3)	This amount represents the gross value of accelerated vesting of Mr. Goldfarb’s unvested equity awards outstanding as of January 31, 2023, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2023 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for 24 months in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

CEO PAY RATIO

The total compensation for fiscal 2023 of our Chairman and Chief Executive Officer, Morris Goldfarb, was $5,790,860, as reflected in the Fiscal 2023 Summary Compensation Table above. We estimate that the median annual compensation for all G-III employees, excluding Morris Goldfarb, was $22,246 for fiscal 2023. As a result, we estimate that the ratio of Morris Goldfarb’s fiscal 2023 annual total compensation to that of our median employee for fiscal 2023 was 260 to 1. The CEO pay ratio is skewed upwards by part-time and seasonal employees, paid on an hourly basis, that work in retail stores owned and operated by us. Excluding our retail store employees, the median annual compensation for G-III employees, excluding Morris Goldfarb, was $42,000 for fiscal 2023 and the ratio of Morris Goldfarb’s fiscal 2023 annual compensation to that of our median non-retail store employees for fiscal 2023 was 138 to 1.

As of December 31, 2022, G-III employed 4,945 employees worldwide, of which approximately 64% were employed in the U.S., 12% were employed in Asia and 23% were employed in Europe. All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly average exchange rates used by our accounting department.

We identified the median employee using individual income tax compensation reporting for all employees, except Morris Goldfarb, employed by us on December 31, 2022, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual total compensation of the median employee in the same manner as our Named Executive Officers in the Fiscal 2023 Summary Compensation Table included in this Proxy Statement. We did not annualize the compensation for any employee employed for less than the calendar year 2022.

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Executive Compensation

The foregoing pay ratio disclosure, which is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, is intended only to reflect G-III’s reasonable good faith estimate of the CEO pay ratio. It is based on the methodologies, assumptions and estimates described above and is not necessarily comparable to the CEO pay ratios reported by other companies.

FISCAL 2023 PAY vs. PERFORMANCE

The following table sets forth the pay versus performance disclosure required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis”.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
			Average		Value of Initial Fixed $100
	Summary		Summary	Average	Investment Based On:
	Compensation	Compensation	Compensation	Compensation		Peer Group
	Table Total	Actually Paid	Table Total for	Actually Paid to	Total Share-	Total Share-		Pre-tax
Year	for PEO	to PEO (1)	Non-PEO NEOs	Non-PEO NEOs (1)	Holder Return	Holder Return	Net Income	Net Income
2023	5,790,860	(3,406,531)	3,371,945	169,702	$ 62.18	$ 115.37	(134,382)	(138,170)
2022	24,942,778	26,290,697	5,854,421	6,494,398	$ 99.85	$ 136.66	200,101	270,976
2021	9,430,654	11,627,793	3,584,783	4,447,687	$ 99.38	$ 125.32	23,523	35,726
(1)

The dollar amounts shown in these columns reflect compensation actually paid (“CAP”) to Morris Goldfarb and our non-PEO NEOs, respectively, calculated in accordance with SEC rules. As required, the dollar amounts include (among other items) unpaid amounts of equity compensation that may be realized in future periods, and as such, the dollar amounts shown do not fully represent the actual final amount of compensation earned or actually paid to any individual during the applicable years. The adjustments made to each officer’s total compensation for each year to determine CAP are shown in the tables below.

RECONCILIATION OF SUMMARY COMPENSATION TABLE TOTAL TO CAP TOTAL

As shown in the tables below, the CAP totals represent the Summary Compensation Table totals for the applicable year, but adjusted as required by SEC rules to include the fair value of current and prior year equity awards that are outstanding, vested, or forfeited during the applicable year, instead of the grant date value of awards granted during the applicable year.

	Reported Summary
	Compensation Table	Reported Value	Equity Award	Compensation Actually
Year	Total for PEO	of Equity Awards (1)	Adjustments (2)	Paid to PEO
2023	5,790,860	(4,499,972)	(4,697,419)	(3,406,531)
2022	24,942,778	(16,167,626)	17,515,545	26,290,697
2021	9,430,654	(3,682,500)	5,879,639	11,627,793
(1)	Represents the total of the amounts reported in the Stock Awards column of the Summary Compensation Table for the applicable year.
(2)

The fair value of the of the equity component of the CAP calculation was determined in accordance with SEC methodology for this disclosure. Unlike the Summary Compensation Table, which includes a calculation of the grant date value of equity awards granted during the applicable year, the CAP table includes a calculation of equity fair value as follows:

a.	for awards granted during the applicable year (and which are still outstanding), the year-end value; plus
b.	for awards granted during prior years that were still outstanding as of the applicable year-end, the change in value as of the applicable year-end compared against the prior year-end; plus
c.	for awards granted in prior that vested during the applicable year, the change in value as of the vesting date compared against the prior year-end; plus
d.	for any awards granted in the applicable year that vested during the applicable year, the value as of the vesting date; plus
e.	for awards granted in prior years that were forfeited during the applicable year, the value as of the prior year-end.

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	(a)	(b)	(c)	(d)	(e)

PEO				Year over Year	Fair Value at
				Change in Fair	the End of the
		Year over Year	Fair Value as	Value of	Prior Year of
	Year End Fair	Change in Fair	of Vesting Date	Equity Awards	Equity Awards
	Value of	Value of	of Equity	Granted in	that Failed to	Total
	Outstanding	Outstanding and	Awards Granted	Prior Years that	Meet Vesting	Equity
	and Unvested	Unvested Equity	and Vested in	Vested in	Conditions	Award
Year	Equity Awards	Awards	the Year	the Year	in the Year	Adjustments
2023	908,731	(5,474,346)	—	(131,804)	—	(4,697,419)
2022	4,322,272	769,298	12,167,656	256,319	—	17,515,545
2021	10,140,000	(3,026,909)	—	(1,233,452)	—	5,879,639

The tables below reflect the average total compensation of our non-PEO NEOs, as calculated in the Summary Compensation Table for each of the years shown. Our non-PEO NEOs are the following individuals: for fiscal 2023, Sammy Aaron, Neal Nackman and Jeffrey Goldfarb; and for fiscal 2022 and 2021, Sammy Aaron, Neal Nackman, Wayne Miller, who ceased being a NEO effective July 1, 2021, and Jeffrey Goldfarb.

	Average Reported
	Summary Compensation			Average Compensation
	Total Table for	Average Reported Value	Average Equity	Actually Paid
Year	Non-PEO NEOs	of Equity Awards (3)	Award Adjustments (4)	to Non-PEO NEOs
2023	3,371,945	(1,666,643)	(1,535,600)	169,702
2022	5,854,421	(2,420,636)	3,060,612	6,494,398
2021	3,584,783	(1,464,408)	2,327,311	4,447,687
(3)	Represents the total of the amounts reported in the Stock Awards column of the Summary Compensation Table for the applicable year.
(4)

The fair value of the of the equity component of the CAP calculation was determined in accordance with SEC methodology for this disclosure. Unlike the Summary Compensation Table, which includes a calculation of the grant date value of equity awards granted during the applicable year, the CAP table includes a calculation of equity fair value as follows:

a.	for awards granted during the applicable year (and which are still outstanding), the year-end value; plus
b.	for awards granted during prior years that were still outstanding as of the applicable year-end, the change in value as of the applicable year-end compared against the prior year-end; plus
c.	for awards granted in prior that vested during the applicable year, the change in value as of the vesting date compared against the prior year-end; plus
d.	for any awards granted in the applicable year that vested during the applicable year, the value as of the vesting date; plus
e.	for awards granted in prior years that were forfeited during the applicable year, the value as of the prior year-end.

	(a)	(b)	(c)	(d)	(e)

Non-PEO					Average
NEO's				Year over Year	Fair Value at
			Average	Average Change	the End of the
		Year over Year	Fair Value as	in Fair Value	Prior Year of
		Average Change	of Vesting Date	of Equity	Equity Awards	Total
	Average	in Fair Value	of Equity	Awards Granted	that Failed to	Average
	Year End Fair	of Outstanding	Awards Granted	in Prior Years	Meet Vesting	Equity
	Value of	and Unvested	and Vested in	that Vested in	Conditions	Award
Year	Equity Awards	Equity Awards	the Year	the Year	in the Year	Adjustments
2023	448,751	(1,939,445)	—	(44,906)	—	(1,535,600)
2022	1,411,940	294,826	1,113,980	239,867	—	3,060,612
2021	4,032,340	(1,170,614)	—	(534,415)	—	2,327,311

2023 SPECIAL MEETING PROXY STATEMENT / 45

Executive Compensation

RELATIONSHIP BETWEEN CAP AND FINANCIAL PERFORMANCE

The following graphs illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below illustrates the relationship between Company TSR and that of the S&P 500 Textiles, Apparel & Luxury Goods Index. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by, or actually paid to, the NEOs during the applicable years.

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Executive Compensation

DIRECTOR COMPENSATION

The annual cash retainer paid to our Non-Employee Directors for service as a director of G-III is $75,000. In addition, members of the Audit and Compensation Committees receive an annual retainer of $10,000 and members of the Nominating and Corporate Governance Committee receive an annual retainer of $7,000. During fiscal 2023, an Ad Hoc Committee of independent directors was formed to review employment agreements in effect between the Company and our Chairman and CEO and our Vice Chairman and President. Members of the Ad Hoc Committee received no additional compensation.

Additional annual fees paid to Non-Employee Directors are as follows:

Role	Annual Fee
Lead Independent Director	$30,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$20,000
Chair of the Nominating and Corporate Governance Committee	$6,000

The Compensation Committee has a policy to make an annual grant to non-employee directors of RSUs valued at $130,000. The Lead Independent Director receives an additional annual grant of RSUs valued at $50,000, the Chair of the Audit Committee receives an additional annual grant of RSUs valued at $25,000 and that the Chair of the Nominating and Corporate Governance Committee receives an additional annual grant of RSUs valued at $15,000. Grants made prior to this year’s Annual Meeting vested over a period of three years. Grants to be made at this year’s Annual Meeting will vest on the first anniversary of the date of the Annual Meeting. All of these RSU grants are subject to the election of each person as a director at the Annual Meeting.

FISCAL 2023 DIRECTOR COMPENSATION TABLE

Set forth below is a table presenting compensation information with respect to each person who served as a Director for all or part of the fiscal year ended January 31, 2023, other than Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Jeanette Nostra, who ceased being a director as of June 9, 2022 when she did not stand for reelection. None of Morris Goldfarb, Sammy Aaron or Jeffrey Goldfarb receives any compensation for his services as a director, because each of them serves

2023 SPECIAL MEETING PROXY STATEMENT / 47

Executive Compensation

as and is compensated as an executive officer. Compensation information for Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb is reported in the Fiscal 2023 Summary Compensation Table appearing elsewhere in this Proxy Statement. Jeanette Nostra did not receive any compensation for her services as a director because she is a senior advisor to G-III and is compensated as our employee.

	Fees Earned or	Stock		Option	All Other
Name	Paid in Cash ($)(1)	Awards ($) (2)		Awards ($)	Compensation ($)	Total ($)
Thomas J. Brosig	98,000	144,976	(3)	—	—	242,976
Alan Feller	105,000	154,996	(3)	—	—	259,996
Victor Herrero	75,000	129,998	(3)	—	—	204,998
Robert L. Johnson	82,000	129,998	(3)	—	—	211,998
Patti H. Ongman	68,966	129,998	(3)	—	—	198,964
Laura Pomerantz	85,000	129,998	(3)	—	—	214,998
Willem van Bokhorst (4)	31,875	—	(3)	—	—	31,875
Cheryl Vitali	82,000	129,998	(3)	—	—	211,998
Lisa Warner Wardell (5)	68,966	129,998	(3)	—	—	198,964
Richard White	152,000	179,994	(3)	—	—	331,994

(1)	The amount indicated includes the annual cash retainer for directors, annual cash retainers to members of the Audit, Compensation and Nominating and Corporate Governance Committees and annual payments to the Lead Independent Director and chairs of committees.

(2)	At January 31, 2023, the directors named in the table above held unvested RSUs as follows: Mr. Thomas J. Brosig, 11,881 RSUs; Mr. Alan Feller, 12,812 RSUs; Mr. Victor Herrero, 10,485 RSUs; Mr. Robert L. Johnson, 9,496 RSUs; Ms. Ongman, 5,086 RSUs; Ms. Laura Pomerantz, 10,485 RSUs; Ms. Cheryl Vitali, 10,485 RSUs; Ms. Wardell, 5,086 RSUs; and Mr. Richard White, 15,141 RSUs.

(3)	In fiscal 2023, our Compensation Committee granted each of our non-employee directors then serving on the Board (Thomas J. Brosig, Alan Feller, Victor Herrero, Robert L. Johnson, Laura Pomerantz, Patti H. Ongman, Cheryl Vitali, Lisa Warner Wardell and Richard White) RSUs that enable each of them to receive up to 5,086 shares of our Common Stock, subject to satisfaction of specified conditions. In addition, our Compensation Committee granted an additional 1,956 RSUs to Mr. White in recognition of his service as Lead Independent Director, an additional 978 RSUs to Mr. Feller in recognition of his service as Chair of the Audit Committee and an additional 586 RSUs to Mr. Brosig in recognition of his service as Chair of the Nominating and Corporate Governance Committee. All of these awards became effective after each director’s election to the Board at the 2022 Annual Meeting and vest over a three-year period. The dollar value of these stock awards is based on the closing price per share of our Common Stock on the date of the 2022 Annual Meeting, which constitutes the grant date fair value computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2023.

(4)	Willem van Bokhorst did not to stand for reelection at the 2022 Annual Meeting and was a director until June 9, 2022. The vesting of Mr. Bokhorst’s outstanding 6,402 RSU’s were accelerated upon his retirement from the Board on June 9, 2022.

(5)	Lisa Warner Wardell has decided not to stand for reelection at the 2023 Annual Meeting.

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STOCKHOLDER PROPOSALS for the 2024 annual meeting

All stockholder proposals that are intended to be presented at our Annual Meeting of Stockholders to be held in 2024 must be received by us no later than January 6, 2024 for inclusion in the Board of Directors’ Proxy Statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2024 (but not include such proposal in the Board of Directors’ Proxy Statement and form of proxy) must inform us no later than March 10, 2024. If notice is not provided by that date, the persons named in the proxy for the 2024 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2024 Annual Meeting. All notices should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

For the nomination of any person to the Board of Directors, the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a Proxy Statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the Proxy Statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of G-III shares which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a Proxy Statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. The proposing stockholder should also comply with the additional requirements of a proper notice under Rule 14a-19, which includes the statement that a dissident using the universal proxy rule intends to solicit 67% of the outstanding voting shares entitled to vote on the election of directors. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by section (f) in the preceding paragraph.

2023 SPECIAL MEETING PROXY STATEMENT / 49

Stockholder Communications

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, the Lead Independent Director (who serves as a non-management resource for stockholders seeking to communicate with our Board) or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, the Lead Independent Director or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.

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householding of proxy materials

The SEC permits a single set of notices, annual reports, and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one notice, annual report, and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any beneficial stockholder residing at an address of which two or more stockholders reside wishes to receive a separate notice, annual report, or proxy statement in the future, or if any beneficial stockholder that elected to continue to receive separate notice, annual reports, or proxy statements wishes to receive a single notice, annual report, or proxy statement in the future, that stockholder should contact his or her broker or send a request to our Corporate Secretary at our principal executive offices, G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary. We will deliver, promptly upon written or oral request to our Secretary, a separate copy of the proxy materials to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Where You Can Find More Information

This Proxy Statement is available in the “Investors” section of our website at http://www.giii.com. On our website, we will make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Such information will also be available at www.sec.gov. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on, or accessible through, our website into this Proxy Statement.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information different from that contained in this Proxy Statement. The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

We will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our most recent Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the SEC, our Quarterly Reports on Form 10-Q, and other information and any amendments to those reports. Written requests for such information should be directed to:

G-III APPAREL GROUP, LTD.
ATTENTION: INVESTOR RELATIONS
512 SEVENTH AVENUE
NEW YORK, NEW YORK 10018

2023 SPECIAL MEETING PROXY STATEMENT / 51

other business

The Board of Directors knows of no other business to be acted upon at the Special Meeting. However, if any other business properly comes before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Special Meeting, please sign the proxy and return it in the enclosed envelope or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

By Order of the Board of Directors

Michael C. Brady
Secretary
New York, NY
September 11, 2023

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APPENDIX a

G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan

GENERAL

1.1 Purpose. The purpose of the Plan is to establish a vehicle through which the Company can provide equity-based and other incentive compensation opportunities in order to facilitate its ability to recruit, motivate, reward and retain qualified individuals who contribute or are expected to contribute to the success and growth of the Company.

1.2 Eligibility. Awards may be granted under the Plan to any employee or non-employee director of, and any consultant, independent contractor or other person who provides personal services to, the Company or any of its Subsidiaries, provided that Incentive Stock Options may be granted only to employees of the Company or its Subsidiaries and only if the Plan is approved by the Company’s stockholders within 12 months after the Plan is approved by the Board.

1.3 Types of Awards. Awards under the Plan may include, without limitation, Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, other Share-based Awards and performance-based Cash Incentive Awards, all as described in Articles 5 through 7 hereof.

ARTICLE 2

DEFINITIONS

2.1 “Award” means an award made to an eligible director, employee or consultant under the Plan.

2.2 “Award Agreement” means an agreement, in written or electronic form, between the Company and a Participant setting forth the terms and conditions of an Award.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” has the meaning set forth in Section 9.3(a).

2.5 “Change in Control” has the meaning set forth in Section 9.3(b).

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the Compensation Committee of the Board.

2.8 “Company” means G-III APPAREL GROUP, LTD., a Delaware corporation, and any successor thereto.

2.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.10 “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares covered by the Option and, with respect to a SAR, the baseline price of the Shares covered by the SAR.

2.11 “Fair Market Value” means, as of any relevant date, (1) the closing price per Share on such date on the principal securities exchange on which the Shares are traded or, if no Shares are traded on that date, the closing price per Share on the next preceding date on which Shares are traded, or (2) the value determined under such other method or convention as the Board or the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law, may prescribe.

2.12 “Good Reason” has the meaning set forth in Section 9.3(c).

2.13 “Incentive Cash Award” means a performance-based cash Award described in Section 7.2.

2023 SPECIAL MEETING PROXY STATEMENT / 53

2.14 “Incentive Stock Option” or “ISO” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.

2.15 “NEO” means the Company’s “named executive officers” as determined under Item 402(a) of Regulation S-K issued by the Securities and Exchange Commission.

2.16 “Option” means an option to purchase Shares granted pursuant to Section 5.1.

2.17 “Participant” means any person who has been selected to receive an Award under the Plan or who holds an outstanding Award under the Plan.

2.18 “Performance Factors” means any of the factors listed in Section 8.2 that may be used in establishing performance goals for Awards.

2.19 “Plan” means the incentive plan set forth herein, as it now exists or is hereafter amended.

2.20 “Restricted Stock” means stock issued in the name of a Participant pursuant to Section 6.1, subject to applicable transfer restrictions and vesting and other conditions.

2.21 “Restricted Stock Unit” or “RSU” means a contingent right to receive Shares in the future that is granted pursuant to Section 6.1.

2.22 “Section 409A” means Section 409A of the Code.

2.23 “Shares” means shares of the Company’s common stock.

2.24 “Stock Appreciation Right” or “SAR” means a right to receive appreciation in the value of Shares that is granted pursuant to Section 5.2.

2.25 “Subsidiary” means (a) a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain, and (b) any other corporation or entity in which the Company has a 20% controlling interest, directly or indirectly, as may be designated by the Committee pursuant to the criteria set forth in Section 1.409A-1(b)(5)(iii)(E) of the Treasury regulations.

2.26 “Ten Percent Stockholder” means a person who owns or is deemed to own (under Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

ARTICLE 3

ADMINISTRATION

3.1 General. Except as specified herein or as otherwise determined by the Board, the Plan shall be administered by the Committee, the composition of which is governed by the Committee’s charter.

3.2 Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, shall have the power and authority to select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award Agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan or of any Award; provided that the Committee may not accelerate the vesting of an outstanding award by reason of the termination of a Participant’s employment unless (a) such termination is in connection with a Change in Control or on account of the Participant’s death, disability or retirement, or (b) such termination occurs for any other reason, provided that the aggregate number of shares the Company may issue by reason of such acceleration of vesting under this clause (b) may not exceed 5% of the total number of Shares that may be issued under the Plan.

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3.3 Delegation of Authority. To the fullest extent authorized or permitted by applicable law, including, without limitation, Section 157(c) of the Delaware General Corporation Law, the Committee may (i) delegate to officers of the Company or any affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including the authority to grant Awards, as the Committee may determine, and (ii) delegate to any person or subcommittee (who may, but need not be members of the Committee) such Plan-related administrative authority and responsibilities as it deems appropriate. The Committee may not delegate its authority with respect to non-ministerial actions relating to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

3.4 Indemnification. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company or any Subsidiary to whom any duty or power relating to the administration of the Plan or any Award is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

ARTICLE 4

SHARES SUBJECT TO THE PLAN; INDIVIDUAL AWARD LIMITS

4.1 Shares Issuable under the Plan. Subject to Section 4.2, up to 2,800,000 Shares shall be available for grant and issuance pursuant to Awards made under the Plan, any or all of which may (but need not) be issued pursuant to ISOs. For purposes of these limitations, (a) the total number of Shares covered by stock-settled SARs (and not just the number of Shares issued in settlement of such SARs) shall be deemed to have been issued under the Plan, and (b) Shares covered and/or issued pursuant to an Award will again be available for grant and issuance pursuant to subsequent Awards to the extent such Shares are covered by or relate to (1) the unexercised portion of an Option or SAR that is forfeited or otherwise terminated or canceled for any reason other than exercise, (2) Restricted Stock Awards, RSU Awards or any other forms of Award that are forfeited, (3) subject to an Award that is settled in cash or that otherwise terminates without such Shares being issued, or (4) awards granted under a shareholder-approved plan that are assumed, converted or substituted as a result of the acquisition of another company by the Company or a combination of the Company with another entity. Shares that are used or withheld to pay the exercise price of an Award or to satisfy the tax withholding obligations associated with the vesting or settlement of an Award will not be available for future grant and issuance under the Plan. Shares issued under the Plan may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing. For the avoidance of doubt, Shares purchased by the Company in the open market with proceeds from a cash exercise of an Option may not be added to the pool of Shares otherwise available under the Plan.

4.2 Adjustments for Capital Changes. In the event of a split-up, spin-off, stock dividend, extraordinary cash dividend, recapitalization, consolidation of Shares, reverse stock split or other similar capital change, the number and class of Shares that may be issued under the Plan pursuant to Section 4.1, the number, class and/or Exercise Price (if any) of Shares subject to outstanding Awards and performance goals expressed in or with respect to Shares shall be equitably adjusted by and at the discretion of the Board or the Committee in order to prevent undue dilution or enlargement of the benefits available under the Plan or an outstanding Award, as the case may be, provided that the number of Shares subject to any outstanding Award shall always be a whole number. In furtherance of the foregoing, in the event of an “equity restructuring,” each outstanding Award that constitutes a “share-based payment arrangement” (as such terms are defined in FASB Accounting Standards Codification Topic 718) shall be adjusted pursuant to this Section.

4.3 Counting of Shares of An Acquired Company. In the event that a company acquired by the Company or any of its subsidiaries, or with which the Company or any of its subsidiaries combines, has shares available under a pre-existing plan approved by such entity’s shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject

2023 SPECIAL MEETING PROXY STATEMENT / 55

to such Awards shall not be added to the Shares available for Awards under the Plan), provided that Awards using such available Shares shall (i) not be made after the date that awards or grants could no longer have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its subsidiaries immediately prior to such acquisition or combination, and (ii) be made in respect of Incentive Stock Options only to the extent allowable under Section 422 of the Code.

4.4 Effect on the Prior Plan. Upon the Plan becoming effective, as described in Section 10.1, no further awards will be issued under the Company’s Amended 2015 Long-Term Incentive Plan, and no remaining shares available under such plan will become available under the Plan. Further, any awards granted under such plan after August 18, 2023 will reduce, on a one-for-one basis, the number of Shares available under the Plan.

ARTICLE 5

STOCK OPTIONS; STOCK APPRECIATION RIGHTS

5.1 Grant of Company Stock Options. The Committee may grant Options to Participants upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time an Option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. Each Option shall have a vesting period of at least one year from the date of grant, except when Options are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus. Each Option will be deemed not to be an ISO (a non-ISO) unless, at the time the Option is granted, the Committee specifically designates such Option as an ISO. If an Option is designated as an ISO and if part or all of the Option does not qualify as an ISO for any reason, then the Option or the portion of the Option that does not so qualify will nevertheless remain outstanding and will be characterized as a non-ISO.

5.2 Grant of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights, or SARs, to Participants, either alone or in connection with the grant of an Option, upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time. SARs shall have a minimum vesting period of one year from the date of grant, except when SARs are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus. Upon exercise, the holder of an SAR shall be entitled to receive cash and/or a number of whole Shares (as determined by the Committee) having a value equal to the product of X and Y, where--

X = the number of whole Shares as to which the SAR is being exercised, and

Y = the excess of (i) the Fair Market Value per Share on the date of exercise over (ii) the Exercise Price per Share covered by the SAR.

5.3 Exercise Price. The Committee shall determine the Exercise Price per Share under each Option and each SAR, provided that (a) the Exercise Price per Share shall be at least equal to the Fair Market Value per Share on the date the Option or SAR is granted; and (b) in the case of an ISO granted to a Ten Percent Stockholder, the Exercise Price per Share shall be at least equal to 110% of the Fair Market Value per Share on the date the ISO is granted.

5.4 Repricing and Reloading Prohibited. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (a) reduce the Exercise Price under outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with a lower Exercise Price; or (c) cancel outstanding Options or SARs in exchange for cash or other securities at a time when the per Share Exercise Price under such Options or SARs is higher than the Fair Market Value. The Committee may not grant an Option that includes a “reload” feature or make any other Awards that have the effect of providing a “reload” feature with respect to Shares used to satisfy the Option exercise price or applicable withholding tax.

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5.5 Exercise Period of Options and SARs. The Committee may establish such vesting, forfeiture, expiration and other conditions as it deems appropriate (on a grant-by-grant basis) with respect to the exercisability of an Option or SAR; provided, however, that, unless sooner terminated in accordance with its terms, each Option and each SAR shall automatically expire on the tenth anniversary of the date the Option or SAR is granted (or, in the case of an ISO granted to a Ten Percent Stockholder, on the fifth anniversary of the date the ISO is granted).

5.6 Exercise of Options. A Participant may exercise an outstanding Option that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the Option that is being exercised and specifying the number of whole Shares to be purchased pursuant to such exercise, together with payment in full of the aggregate Exercise Price payable for such Shares and any applicable withholding taxes. The Exercise Price shall be payable in cash or by check or by any other means that the Committee may expressly permit, including, without limitation, (a) the Participant’s surrender of previously-owned Shares, (b) the Company’s withholding Shares that would otherwise be issued if the Exercise Price had been paid in cash, (c) payment pursuant to a broker-assisted cashless exercise program established and made available in accordance with applicable law, (d) any other method of payment that is permitted by applicable law, or (e) any combination of the foregoing. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1. Shares tendered or withheld for the payment of the exercise price of an Option will be credited on the basis of the Fair Market Value of such Shares on the date they are tendered or withheld pursuant to such exercise. A Participant who is a NEO must hold at least fifty percent (50%) of any Shares received upon exercise of an Option, determined net of any Shares withheld to satisfy taxes or the exercise price, for a period of at least one (1) year following the exercise of such Option.

5.7 Exercise of SARs. A Participant may exercise an outstanding SAR that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the SAR that is being exercised and specifying the number of whole Shares for which the SAR is being exercised, together with payment in full of any applicable withholding taxes attributable to such exercise. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1. A Participant who is a NEO must hold at least fifty percent (50%) of any Shares received upon exercise of a SAR, determined net of any Shares withheld to satisfy taxes, for a period of at least one (1) year following the exercise of such SAR.

5.8 Termination of Employment or Service. Unless the Committee determines otherwise at the time of grant, or thereafter if no rights of a Participant are thereby reduced, in the event of the termination of a Participant’s employment or service with the Company and its Subsidiaries, (a) the Participant will forfeit any then outstanding unvested Options or SARs, and (b) any then outstanding vested Option or SAR will remain outstanding for a period of at least 90 days (one year if such termination is due to the Participant’s death) following the date of such termination (but in no event longer than the expiration of its stated term). Notwithstanding the foregoing, if a Participant’s employment or other service is terminated by the Company or a Subsidiary for Cause (as such term is defined in Section 9.3(a) below) or at a time when grounds for such a termination exist, the Participant’s then outstanding Options and/or SARs (whether or not previously vested) shall immediately terminate and shall have no further force or effect.

5.9 Rights as a Stockholder. A Participant shall have no rights to vote or receive dividends or any other rights of a stockholder with respect to any Shares covered by an Option or SAR unless and until such Option or SAR is validly exercised and any such Shares are issued to the Participant (subject to Section 4.2). The Company will issue such Shares promptly after the exercise of such Option or SAR (to the extent the SAR is settled in Shares) is completed.

ARTICLE 6

RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

6.1 Grant of Restricted Stock and RSU Awards. The Committee may grant Restricted Stock Awards and/or Restricted Stock Unit Awards (RSUs) to any Participant. Under a Restricted Stock Award, the Company issues Shares to the Participant when the Award is made, subject to specified conditions and restrictions; and under an RSU Award, the

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Participant receives the right to receive Shares in the future upon satisfaction of specified terms and conditions. The vesting, forfeiture and other terms and conditions applicable to the Shares covered by a Restricted Stock Award or the RSUs and Shares covered by a Restricted Stock Unit Award (including, but not limited to, conditions and restrictions tied to the achievement of specified performance objectives and/or the completion of one or more specified periods of future service) will be determined by the Committee and will be set forth in the applicable Award Agreement. Each such Award will have a vesting period of at least one year from date of grant, except when such Awards are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus.

6.2 Restricted Shares. Shares issued pursuant to a Restricted Stock Award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the Shares. The Company may retain physical possession of any such stock certificate and may require a Participant to deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to the Company of restricted Shares that are forfeited. Notwithstanding the foregoing, if a Participant forfeits Shares covered by a Restricted Stock Award, the Shares that are forfeited shall automatically be cancelled on the books and records of the Company whether or not the Participant returns a certificate for such Shares or otherwise fails or refuses to execute documents or take other action requested by the Company in connection with the cancellation of the forfeited Shares. Except to the extent otherwise provided under the Plan or the Award Agreement, a Participant who holds unvested Shares pursuant to an outstanding Restricted Stock Award shall have all of the rights of a stockholder with respect to said Shares, including the right to vote the Shares and the right to receive dividends thereon (subject to the payment and vesting conditions described in Section 6.4 below).

6.3 Shares Covered by RSU Awards. No Shares will be issued pursuant to an RSU Award unless and until the applicable vesting and other conditions have been satisfied. The holder of an RSU Award shall have no rights as a stockholder with respect to Shares covered by the RSUs unless and until the RSUs becomes vested and the Shares covered by the vested RSUs are issued to the Participant. Subject to Section 6.4, the Committee may provide that a Participant who holds RSUs will be entitled to receive dividend equivalent credits based upon the dividends that would have been payable with respect to the Shares covered by the RSUs if such Shares were outstanding.

6.4 Dividends on Restricted Stock and RSU Shares. If a dividend is declared with respect to outstanding Shares, then, unless the Committee determines otherwise, a corresponding dividend will be credited to a Participant with respect to Shares covered by an outstanding Restricted Stock or RSU Award as if such Shares were outstanding and free of vesting and other conditions and restrictions. Dividend credits (if any) will be made in the form of cash or in the form of additional Shares of Restricted Stock or RSUs (based upon the then Fair Market Value per Share) or any combination thereof, all as determined by the Committee. Dividends credited with respect to Restricted Stock and RSU Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms that are applicable to the Shares of Restricted Stock or RSU Shares to which such dividend credits apply and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A.

6.5 Non-Transferability. No Restricted Stock Award and no Shares covered by a Restricted Stock Award, may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or the Plan, and any attempt to do so shall be null and void.

6.6 Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unvested Shares held pursuant to a Restricted Stock Award and unvested RSUs held under an RSU Award shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.

6.7 Timing Requirement for Settlement of RSUs. Unless otherwise specified in the applicable Award Agreement, RSUs shall be settled in the form of Shares or cash (as determined by the Committee) as soon as practicable after the RSUs become vested but in no event later than the 15th day of the third month following the calendar year in which the vesting of such RSUs occurs. Notwithstanding the foregoing, the terms of an RSU Award may expressly provide that

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settlement of vested RSUs covered by the Award will be deferred until a later date or the occurrence of a subsequent event, provided that any such deferral provision complies with the election, distribution timing and other requirements of Section 409A.

6.8 Receipt of Shares. A Participant who holds Shares that become vested under a Restricted Stock Award or who holds RSUs that become vested (to the extent the vested RSUs are settled in Shares) will be entitled to receive such Shares, subject to the payment or satisfaction of applicable withholding taxes. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.

ARTICLE 7

OTHER FORMS OF AWARD

7.1 Other Share-Based Awards. Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of Award denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, Shares, including, without limitation, performance share awards, performance unit awards, stock bonus Awards, dividend equivalent Awards (either alone or in conjunction with other Awards), purchase rights for Shares, and Share-based Awards designed to comply with or take advantage of applicable laws outside of the United States. Each such Share-based Award will be made upon such vesting, forfeiture, performance and other terms and conditions as the Committee, acting in its discretion, may determine. The vesting or earn out period under any such Award may not be less than one year, except when such Awards are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus. Dividend equivalent awards made in conjunction with other Share-based Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms of the corresponding Share-based Awards and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A. If and when a Share-based Award granted under this Section becomes payable, payment may be made in the form of cash, whole Shares or a combination of cash and whole Shares (as determined by the Committee), with a payment in Shares being based upon their Fair Market Value on the applicable vesting or payment date(s).

7.2 Cash Incentive Awards. The Committee may make annual and/or long-term Cash Incentive Awards pursuant to which a Participant may earn the right to receive a cash payment that is conditioned upon the achievement of a specified performance goal or goals established by the Committee and communicated to the Participant as soon as practicable after the beginning of the applicable performance period and the satisfaction of such other terms and conditions as the Committee may prescribe. A Cash Incentive Award will be payable in the form of a single sum cash payment on or as soon as practicable after the date the Award becomes earned and vested, but in no event later than the 15th day of the third month of the calendar year (or the applicable tax year) following the year in which such vesting occurs. Notwithstanding the foregoing, the Committee may require or permit the deferred payment and/or installment payout of all or part of any such Cash Incentive Award if (and only if) the Award is exempt from Section 409A or, if not so exempt, the deferred payout complies with the applicable terms and conditions of Section 409A.

7.3 Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unearned and/or unvested Share-based Awards and Cash Incentive Awards granted under this Article shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.

7.4 Dividend Equivalents under Performance-Based Awards. Dividends or dividend equivalents, if any, paid or credited with respect to performance-based Awards will be subject to the same performance conditions as apply to the underlying Awards.

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ARTICLE 8

PERFORMANCE-BASED AWARDS

8.1 Performance-Based Awards--General. The Committee may provide that the grant, exercise, vesting, amount and/or settlement of an Award shall be contingent upon achievement of one or more objective performance goals, which shall be prescribed in writing by the Committee. Such performance goals shall be based on any one or more of the Performance Factors listed in Section 8.2 and may be expressed in absolute terms, relative to performance in prior periods and/or relative to performance of other companies or an index of other companies or on such other basis as the Committee may determine. All determinations as to the establishment of performance goals, the amount of cash and/or the number of Shares that may be earned under such Award, the target level (and, if applicable, minimum and maximum levels) of performance goal achievement required as a condition of earning the Award, and the earned value of any such performance-based Award shall be made by the Committee and shall be recorded in writing.

8.2 Performance Factors. Any one or more of the following Performance Factors may be used by the Committee in establishing performance goals for Awards, in each case taking into account such adjustments and other objective factors as the Committee may specify at the time the goal is established: (a) revenues on a corporate or product by product basis, gross profit or gross profit growth; (b) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees and/or extraordinary or special items; (c) net income or net income per share (basic or diluted); (d) return measures, including return on assets, return on investment, return on capital, total capital or tangible capital, return on sales or return on equity; (e) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (f) economic value created or added; (g) operating margin or profit margin; (h) expense or cost targets; (i) objective measures of customer satisfaction; (j) working capital targets; (k) inventory control; (l) debt targets; (m) implementation, completion or attainment of measurable objectives with respect to store openings or closings, acquisitions and divestitures, and recruiting and maintaining personnel; and/or (n) share price (including, without limitation, growth measures, market capitalization and/or total stockholder return).

8.3 Performance Goals. In establishing performance goals with respect to an Award, the applicable Performance Factors may be determined by reference to the Company’s performance and/or the performance of any one or more Subsidiaries, divisions, business segments or business units of the Company and its Subsidiaries, and may be based upon comparisons of any of the indicators of performance relative to other companies (or subsidiaries, divisions, business segments or business units of other companies) or relevant indices. The Committee may prescribe that performance goals under any such Award will be adjusted as necessary or appropriate in order to account for changes in law or accounting rules, principles or standards or to reflect the impact of extraordinary or unusual items, events or circumstances which, if not taken into account, would result in windfalls or hardships that are not consistent with the intent and purposes of the Award, including without limitation (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) acquisitions and divestitures, or (d) changes in generally accepted accounting principles.

8.4 Certification. No amount shall be paid and no Shares shall be distributed or released pursuant to a performance-based Award unless and until the Committee certifies in writing the extent of achievement of the applicable performance goal(s) and the corresponding amount that is earned by the Participant under such Award.

ARTICLE 9

CHANGE IN CONTROL

9.1 Assumption or Substitution of Outstanding Awards. If a “Change in Control” (as defined below) is consummated, the parties to the Change in Control may agree that outstanding Awards shall be assumed by, or converted into a substitute award for or with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof) on an economically equivalent basis. If the Change in Control does not involve an agreement with a third party, and if the Shares covered by an outstanding Award are still traded on a national securities exchange, then the Committee may

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unilaterally require that the Award be continued, assumed, converted or substituted in accordance with this Section. The vesting and other terms of any such assumed or substitute award shall be substantially the same as the vesting and other terms and conditions of the original Award, provided that (a) if the assumed or substituted Award is an Option or SAR, the number of shares and Exercise Price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury regulations, and (b) if the assumed or substituted Award is not an Option or SAR, the number of shares covered by the assumed or substitute Award will be based upon the Change in Control transaction value of the Company’s outstanding Shares. If the original Award is subject to the satisfaction of performance conditions, then such performance conditions (as opposed to service conditions) shall be deemed to have been satisfied immediately prior to the consummation of the Change in Control at the greater of (x) the target performance level, or (y) the performance level that would have been attained if the rate or level of performance from the beginning of the performance period through the date of the Change in Control had continued at the same rate through the end of the performance period; provided that the Committee may in the applicable Award Agreement provide that the satisfaction of such performance conditions will be determined based on the actual performance level during the performance period through the date of the Change in Control. If reasonably feasible, the assumed or substituted Award will also provide the Participant with an opportunity to earn any remaining portion of the Award (over and above the portion deemed to have been earned under the preceding sentence) based upon the achievement of a performance goal for the entire performance period that is similar in nature to the corresponding performance goal under the original terms of the Award. Further, if, within two years following the consummation of a Change in Control, a Participant’s employment or other service terminates due to the Participant’s death or is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without “Cause” or by the Participant for “Good Reason” (as such terms are defined below), any then outstanding assumed or substitute Awards held by such terminated Participant shall immediately be fully vested and any post-Change in Control performance conditions applicable to such Award will be deemed to have been satisfied immediately prior to such termination at the maximum performance level specified in the Award for purposes of determining the extent to which the Award is earned, provided that the Committee may in the applicable Award Agreement provide that the satisfaction of such performance conditions will be determined based on the actual performance level during the performance period through the date of such termination, and any outstanding assumed or substitute Options and SARs will remain outstanding for 180 days after such termination of employment (or, if earlier, until the expiration of their original stated terms).

9.2 Awards Not Assumed or Substituted. If a Change in Control occurs and an outstanding Award is not assumed, converted, substituted or continued pursuant to Section 9.1, then such Award will be deemed fully vested and any performance conditions applicable to such Award will be deemed to have been satisfied immediately prior to the consummation of the Change in Control at the maximum performance level specified in the Award for purposes of determining the extent to which the Award is earned, provided that the Committee may in the applicable Award Agreement provide that the satisfaction of such performance conditions will be determined based on the actual performance level during the performance period through the date of the Change in Control. Each such Award shall be cancelled immediately prior to the effective time of the Change in Control in exchange for an amount equal to the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction, reduced in the case of an Option or SAR by the Exercise Price for such Shares. No consideration will be payable in respect of the cancellation of an Option or SAR with an Exercise Price per Share that is equal to or greater than the value of the Change in Control transaction consideration per Share. The amount payable with respect to the cancellation of an outstanding Award pursuant to this Section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof). Subject to Section 11.2, the payments contemplated by this Section 9.2 shall be made upon at or as soon as practicable following (but no later than 30 days following) the effective time of the Change in Control, provided that such payments, to the extent that they constitute “transaction-based compensation” within the meaning of Section 1.409A-3(i)(5)(iv) of the Treasury regulations, may be made at later dates in accordance with the rules for transaction-based compensation under such regulations. Notwithstanding the foregoing, the Committee, acting in its discretion, may prescribe different treatment of an Award in the circumstances governed by this Section, provided that the terms of such different treatment, together with a specific reference to this Section, are set forth in the applicable Award Agreement.

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9.3 Certain Defined Terms.

(a) “Cause” means, with respect to any Participant and unless otherwise specified in the Participant’s Award Agreement, (i) if there is an employment or other services agreement in effect between the Participant and the Company or a Subsidiary that defines the term “cause” (or a term of like import), the Participant’s engaging in conduct that constitutes “cause” (or a term of like import) within the meaning of that agreement, or (ii) if there is no such employment or other services agreement in effect, “Cause” shall mean (1) a Participant’s repeated failure or refusal to perform the duties of the Participant’s employment or other service, consistent with past practice and his or her position and title where such conduct shall not have ceased or been remedied within ten days following written warning from the Company specifying such conduct; (2) the Participant’s conviction of, or entering a plea of guilty or no contest to, a felony; (3) the Participant’s performance of any act or the Participant’s failure to act, for which, if the Participant were prosecuted and convicted, a crime or offense involving money or property of the Company would have occurred; (4) the Participant’s performance of any act or the Participant’s failure to act which constitutes fraud or a breach of a fiduciary trust, including, without limitation, misappropriation of funds or a material misrepresentation of the Company’s operating results or financial condition; (5) any attempt by the Participant to secure any personal profit (other than pursuant to the terms of the Participant’s employment or other service or through the Participant’s ownership of equity in the Company) in connection with the business of the Company (for example, without limitation, using Company assets to pursue other interests, diverting to the Participant or to a third party any business opportunity belonging to the Company, insider trading or taking bribes or kickbacks); (6) the Participant’s engagement in conduct or activities materially damaging to the property, business or reputation of the Company other than as a result of good faith performance of his or her duties; (7) the Participant’s illegal use of controlled substances; (8) any act or omission by the Participant involving malfeasance or gross negligence in the performance of the duties of the Participant’s employment or other service to the material detriment of the Company; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty days, which enjoins or otherwise limits or restricts the performance by the Participant of the duties of the Participant’s employment, relating to any contract, agreement or commitment made by or applicable to the Participant in favor of any former employer or any other person.

(b) A “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary of the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes, including pursuant to a tender or exchange offer for Shares pursuant to which purchases are made, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, provided, however, that the provisions of this paragraph (a) shall not be applicable to any acquisition directly from the Company; or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), shall cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who were either directors on the date hereof, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered a member of the Incumbent Board, but excluding for this purpose any new director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company; or

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(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv) there is consummated a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.

(c) “Good Reason” shall have the meaning ascribed to that term (or a term of like import) in a Participant’s employment or other services agreement or, if such term (or a term of like import) is not defined in the Participant’s employment or other services agreement or there is no such agreement, then “Good Reason” shall mean any of the following events: (i) a material diminution of the Participant’s duties and responsibilities that result in a material adverse effect on the Participant’s status and authority, (ii) a change in the principal location of the Participant’s employment to a location more than fifty (50) miles outside of New York City or the Participant’s then current other business location, except for travel reasonably required as part of such employment, (iii) failure to timely pay the Participant any salary or bonus when due, or (iv) any reduction in (1) the Participant’s annual rate of salary from the highest annual rate of salary in effect during the one-year period prior to the date of the Change of Control, or (2) the amount of annual bonus paid to the Participant after the date of the Change in Control in light of the results of operations of the Company for that year compared to the bonus paid for the most recent fiscal year prior to the date of the Change of Control in light of the results of operations of the Company for that year. Notwithstanding the foregoing, in order to terminate for “Good Reason,” a Participant must specify in writing to the Company (or the successor or acquiring company or a parent thereof) the nature of the act or omission that the Participant deems to constitute Good Reason and provide the Company (or the successor or acquiring company or a parent thereof) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent the Participant’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.

9.4 No Fractional Shares. In the event of an adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each converted Award shall cover only the number of full shares resulting from the adjustment.

ARTICLE 10

AMENDMENT AND TERMINATION

10.1 Amendment and Termination of the Plan. The Board, acting in its sole discretion, may amend the Plan at any time and from time to time and may terminate the Plan at any time. Plan amendments will be subject to approval by the Company’s stockholders if and to the extent such approval is required in order to satisfy applicable law and/or stock exchange listing rules. Unless sooner terminated, the Plan will terminate on the tenth anniversary of the date it is approved by the Company’s stockholders (and the Plan will not become effective unless and until such approval is obtained).

10.2 Outstanding Awards. Except as specifically required or permitted by the Plan or an Award Agreement, no amendment of an Award Agreement, and no termination, amendment or modification of the Plan, shall cause any then outstanding Award to be forfeited or altered in a way that adversely affects a Participant’s rights, unless the Participant consents thereto. The rights of any person with respect to an Award that is outstanding at the time of the termination of the

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Plan shall not be affected solely by reason of such termination and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.

ARTICLE 11

TAX WITHHOLDING; SECTION 409A

11.1 Tax Withholding. Each Award and the exercise, vesting and settlement of each Award shall be subject to a Participant’s payment or other satisfaction of any applicable withholding taxes. The Committee, in its sole discretion and pursuant to applicable law and such procedures as it may specify from time to time, may require or permit the Participant to satisfy the tax withholding obligation(s) relating to an Award (in whole or in part) by or through (a) the payment of cash by the Participant, (b) the Company’s withholding cash or Shares that would otherwise be paid, issued or released pursuant to the Award, (c) the transfer to the Company of other Shares owned by the Participant, (d) a broker-assisted cashless exercise arrangement that complies with applicable law, and/or (e) by such other means as the Committee may determine. The amount of a Participant’s withholding tax obligation that is satisfied in Shares (whether previously-owned or withheld from the Shares that would otherwise be issued or released) shall be based upon the Fair Market Value of the Shares on the date such Shares are delivered or withheld. If Shares are withheld for the payment of a Participant’s taxes associated with an Award, the amount of tax covered by such Share withholding must be based upon a rate that is not less than the minimum applicable withholding rate and may be based upon a rate that does not exceed the maximum individual statutory tax rate in the Participant’s applicable tax jurisdiction(s). For the avoidance of doubt, if a Participant’s actual marginal tax rate is lower than the maximum applicable tax rate, the amount of Share-based withholding may be based upon the higher maximum tax rate.

11.2 Section 409A Compliance. It is intended that Awards made under the Plan, including any deferred payment or settlement terms and conditions, shall be exempt from or comply with Section 409A. Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary contained herein, the following provisions shall apply with respect to an Award if and to the extent that such Award provides for the payment of “nonqualified deferred compensation” (within the meaning of Section 409A).

(a) If a Participant becomes entitled to payments (cash or Shares) under the Award on account of the “termination of the Participant’s employment or other service” or words of like import, then such termination of employment or service will not be deemed to have occurred unless and until the Participant incurs a “separation from service” within the meaning of Section 409A.

(b) If the Participant is a “specified employee” within the meaning of Section 409A at the time of his or her separation from service, then any such payment covered by Section 409A that is made on account of such separation from service (as described above) shall be delayed until the first business day following the earlier of (i) the date which is six months after the date of such separation from service, or (ii) the date of the Participant’s death. On the delayed payment date, the Participant (or the Participant’s beneficiary) will be entitled to receive a lump sum payment or distribution of the payments that otherwise would have been made during the period that such payments are delayed, without any interest or other lost earnings with respect to the period of such delay.

(c) If a payment covered by Section 409A would be accelerated on account of the occurrence of a “Change in Control,” then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A (referred to as a “change in control event” under the applicable Treasury regulation). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment or settlement schedule that would have applied under the Award in the absence of a Change in Control or, if earlier, on the date of the Participant’s separation from service (without regard to any further service or performance conditions that otherwise would have applied).

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(d) Notwithstanding the foregoing, each Participant shall be solely responsible, and the Company shall have no liability to the Participant or otherwise, for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A.

ARTICLE 12

MISCELLANEOUS

12.1 Non-Transferability. Except as otherwise specifically permitted by the Plan or the applicable Award Agreement, no Award shall be assignable or transferable except upon the Participant’s death to his or her “beneficiary” (as defined below), and, during a Participant’s lifetime, an Option or SAR may be exercised only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, subject to the consent of the Committee (which it may grant, condition or deny in its sole discretion for any or no reason), a Participant may make an inter vivos transfer of an Option (other than an ISO), SAR or RSU to any “family member” (within the meaning of Item A(1)(a)(5) of the General Instructions to SEC Form S-8 or a successor), including, without limitation, to one or more trusts, partnerships, limited liability companies and other entities which qualify as family members, provided that such transfer is not a transfer for value or is a transfer for value that the Committee determines is for estate planning purposes, and provided further that such transfer is permitted by applicable law and does not give rise to tax under Section 409A. For the purposes hereof, a Participant’s “beneficiary” is any person or entity (including, without limitation, a trust or estate) designated in writing by a Participant to succeed to the Participant’s Award(s) upon the Participant’s death, subject to the provisions hereof and of the applicable Award Agreement(s). A Participant may designate a beneficiary by delivering a written beneficiary designation to the Committee (or its designee) in such form and in such manner as the Committee (or its designee) may prescribe. Each beneficiary designation duly filed with the Committee (or its designee) will have the effect of superseding and revoking any prior beneficiary designation. If a Participant does not designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate will be deemed to be his or her beneficiary. The term “Participant,” as used herein, shall be deemed to include the Participant’s beneficiary if and to the extent the context requires.

12.2 Successors. All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company of all or substantially all of the business and/or assets of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, and the term “Company” as used herein shall be construed accordingly.

12.3 Legal Construction. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4 Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.5 Transfer Orders; Placement of Legends. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Shares may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

12.6 Nonexclusivity of the Plan. No provision of the Plan, and neither its adoption by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.

12.7 Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of any foreign jurisdictions that may apply to Participants who receive Awards. Any such sub-plan shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable for such purposes and shall be in such form (including, without limitation, as an appendix to the Plan) as the Committee

2023 SPECIAL MEETING PROXY STATEMENT / 65

deems appropriate. Each sub-plan shall be deemed a part of the Plan, but shall apply only to the Participants who are subject to the laws of the jurisdiction to which the sub-plan relates.

12.8 Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

12.9 Claw Back Conditions. Notwithstanding anything to the contrary contained herein or in an Award Agreement, Awards and benefits otherwise provided by Awards made under the Plan shall be subject to the Company’s incentive compensation claw back policies as in effect from time to time, whether or not such policy was in effect on the date the Plan was adopted or the date on which the Award was granted, and, as applicable, the claw back requirements of the Dodd-Frank Act Section 954 and any stock exchange upon which the Shares are then listed.

12.10 Forfeiture Events. The Board or the Committee, as applicable, may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

12.11 Limitation of Rights. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any person’s employment or other service at any time, and the Plan shall not confer upon any person the right to continue in the employ or other service of the Company or any Subsidiary. No employee, director or other person shall have any right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

12.12 Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations made by the Committee in connection with the exercise of its authority and responsibilities under the Plan (including, without limitation, decisions and determinations relating to the construction, interpretation and administration of the Plan or any Award), shall be final, binding and conclusive on all persons.

12.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state).

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G-III APPAREL GROUP, LTD.		Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:		◻

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

Please fold here – Do not separate

1.	Vote to approve the G-III 2023 Long-Term Incentive Plan:	◻	For	◻	Against	◻	Abstain

2.	Proposal to adjourn the Special Meeting, if necessary and appropriate, to solicit additional proxies in favor of Proposal No. 1 set forth herein:	◻	For	◻	Against	◻	Abstain

3. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1 and 2. If no instruction is indicated, this Proxy will be voted FOR Proposal No. 1 and FOR Proposal No. 2. Any and all proxies heretofore given by the undersigned are hereby revoked.

Date			Signature(s) in Box

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

G-III APPAREL GROUP, LTD.

SPECIAL MEETING OF STOCKHOLDERS

Tuesday, October 10, 2023

G-III Apparel Group, Ltd.	proxy

This Proxy Is Solicited By The Board of Directors For The

Special Meeting of Stockholders To Be Held On October 10, 2023

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Corporation to be held on Tuesday, October 10, 2023, and at any and all adjournments or postponements thereof, as follows:

See reverse for voting instructions.